UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Centennial Resource Development, Inc.

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CENTENNIAL
RESOURCE DEVELOPMENT, INC.

2022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Joint Letter from our Chairman and CEO

March 15, 2022

Dear Fellow Shareholders,

On behalf of the Board of Directors of Centennial Resource Development, Inc., we are pleased to invite you to our 2022 Annual Meeting of Shareholders, which will take place on April 27, 2022 at 9:00 a.m. Mountain Time at the Ritz-Carlton Hotel at 1881 Curtis Street, Denver, CO 80202. We are excited about resuming our historic practice of meeting in person with our shareholders for the Annual Meeting and hope to see you there. However, if we determine it is not possible or advisable to hold the Annual Meeting in person due to COVID-19 related developments, we will announce alternative arrangements for the Annual Meeting. Therefore, if you are planning to attend the Annual Meeting, please monitor our website prior to the meeting date.

The past two years of the COVID-19 pandemic have stress-tested the global economy, our industry and our company, but it has also presented us with opportunities to adapt and reposition ourselves to better serve our shareholders. Key to that repositioning were strategic and operational initiatives that supported our focus on generating sustainable free cash flow. Due to these initiatives and supportive commodity prices, we generated $526 million in net cash from operating activities and $207 million in free cash flow(1) in 2021. We used our free cash flow and proceeds from a non-core divestiture to strengthen our balance sheet by substantially reducing our debt. By the end of 2021, we reached a leverage position(1) of 1.4x, a meaningful improvement over our 2020 year-end leverage position of 4.1x, and we have and will continue to focus on further leverage improvement in 2022. We anticipate reaching our 1.0x leverage target in the near term, at which point we plan to begin returning capital to our shareholders through our recently announced $350 million share repurchase program.

Overall, we achieved strong financial and operational results in 2021 thanks to the hard work of our employees, and we believe we are well-positioned for 2022 and beyond. Our successes are supported by, and depend in part upon, our commitment to environmental, social and governance (ESG) matters. We encourage our shareholders to read the inaugural Corporate Sustainability Report we released in 2021, which describes our commitments to producing oil and natural gas in a way that creates long-term value for our stakeholders in an ethical, inclusive, pragmatic and environmentally and socially responsible way. We understand the importance of energy companies doing their part to help meet the global energy demand, an issue particularly in focus now given recent geopolitical developments, and we are proud to participate in the solution by responsibly providing vital energy resources.

Our accomplishments in 2021 would not have been possible without the work and guidance of our Board of Directors. We want to extend a special welcome to our newest board member, Vidisha Prasad, who joined the Board as an independent director in July 2021. Vidisha brings a wealth of experience in the energy industry to the Board, particularly in the areas of capital markets, finance and mergers and acquisitions, and her additional perspective and experience have already been valuable additions to the Board. On behalf of the Board, we also want to thank Karl Bandtel, who retired from the Board in 2021, for his service to Centennial.

Your vote is important, and we encourage you to review this Proxy Statement and to vote promptly so that your shares will be represented at the Annual Meeting. We also cordially invite you to attend the Annual Meeting. On behalf of the Board of Directors and management, we express our appreciation for your continued support of our company.

Sincerely,

Steven J. Shapiro	Sean R. Smith
Chairman of the Board	Chief Executive Officer
(1)

Free cash flow and Leverage are non-GAAP financial measures. See Appendix A for reconciliations of these financial measures to our most directly comparable financial measures calculated in accordance with GAAP.

Notice of 2022 Annual Meeting of Shareholders

March 15, 2022

To our Shareholders:

The 2022 Annual Meeting of Shareholders of Centennial Resource Development, Inc. will take place on April 27, 2022 at 9:00 a.m. Mountain Time at the Ritz-Carlton Hotel at 1881 Curtis Street, Denver, CO 80202.

At the Annual Meeting, shareholders will be asked to:

1.	Elect four directors to our Board of Directors;
2.	Approve, by a non-binding advisory vote, our named executive officer compensation;
3.	Approve the Second Amended and Restated Centennial Resource Development, Inc. 2016 Long Term Incentive Plan;
4.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
5.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

All shareholders of record at the close of business on March 07, 2022, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting.

Although we are currently planning to hold the Annual Meeting in person, we are actively monitoring the health and safety concerns and government restrictions and recommendations relating to the COVID-19 pandemic. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the Annual Meeting as promptly as practicable, which may include holding a virtual-only or hybrid Annual Meeting rather than an in-person Annual Meeting. If we take this step, details on how to participate will be issued by press release, posted on our website and filed with the Securities and Exchange Commission as additional proxy material. If the Annual Meeting occurs in person, health and safety protocols will be followed, and attendees will be required to comply with any then-applicable governmental or facility requirements or recommendations, which we will outline on our website in advance of the meeting date. Therefore, if you are planning to attend our Annual Meeting, please monitor our website prior to the meeting date.

Instead of mailing a printed copy of the proxy materials, including our 2021 Annual Report, to each shareholder of record, we are providing access to these materials via the internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all shareholders. Accordingly, on or about March 15, 2022, a Notice Regarding the Internet Availability of Proxy Materials (the Notice) was mailed to our shareholders of record as of the record date. The Notice contains instructions on how to electronically access the proxy materials on the internet and how to vote your shares. Instructions for requesting a paper copy of the proxy materials are also contained in the Notice.

Your vote is important. Whether or not you expect to attend the Annual Meeting, please vote as promptly as possible by using the internet or telephone voting procedures described in the Notice and in this Proxy Statement or by requesting a printed copy of the proxy materials (including the proxy card) and completing, signing and returning the enclosed proxy card by mail. We thank you for your continued support and cordially invite you to attend the Annual Meeting.

By Order of the Board of Directors,

Davis O. O’Connor
EVP, General Counsel and Secretary

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider before voting. Please read the entire Proxy Statement before voting. For more complete information regarding our 2021 operational and financial performance and definitions of industry terms, please review our Annual Report on Form 10-K for the year ended December 31, 2021 (the Annual Report), which accompanies this Proxy Statement.

This Proxy Statement may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Please refer to the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” in the Annual Report for a description of the substantial risks and uncertainties related to any forward-looking statements that may be included in this Proxy Statement.

All references in this Proxy Statement to “we,” “our,” “us,” “Centennial” or the “Company” refer to Centennial Resource Development, Inc. and its subsidiaries.

Annual Meeting and Voting Details

2022 Annual Meeting Details

Date & Time	Location	Record Date
Wednesday, April 27, 2022 9:00 a.m. Mountain Time	Ritz-Carlton Hotel 1881 Curtis Street Denver, CO 80202	March 07, 2022

Although we are currently planning to hold the Annual Meeting in person, we are actively monitoring the health and safety concerns and government restrictions and recommendations relating to the COVID-19 pandemic. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the Annual Meeting as promptly as practicable, which may include holding a virtual-only or hybrid Annual Meeting rather than an in-person Annual Meeting. If we take this step, details on how to participate will be issued by press release, posted on our website and filed with the Securities and Exchange Commission as additional proxy material. If the Annual Meeting occurs in person, health and safety protocols will be followed, and attendees will be required to comply with any then-applicable governmental or facility requirements or recommendations, which we will outline on our website in advance of the meeting date. Therefore, if you are planning to attend our Annual Meeting, please monitor our website prior to the meeting date.

Board Recommendations on Voting Matters

Voting Matter	Voting Recommendation	Page Reference
Proposal 1: Election of Directors	FOR each Nominee	8
Proposal 2: Advisory Vote on Executive Compensation	FOR	52
Proposal 3: Amended and Restated Long Term Incentive Plan	FOR	53
Proposal 4: Ratification of Independent Auditors	FOR	63

Voting Your Shares

Even if you plan to attend the Annual Meeting, we strongly encourage you to vote as soon as possible by using one of the methods described below. In all cases, you will need to have your Control Number in hand, which is included on the Notice Regarding the Internet Availability of Proxy Materials (the Notice) or Proxy Card you receive in the mail. The deadline to vote is 11:59 Eastern Time on April 26, 2022 (the day before the Annual Meeting) except for voting that occurs in person during the Annual Meeting. If mailed, your completed and signed Proxy Card must be received by April 26, 2022.

By Internet	By Mobile Device	By Mail
www.cstproxyvote.com		Complete, sign, date and return your Proxy Card in the envelope provided

If you are the beneficial owner of shares held in street name (for example, your shares are held in your brokerage account), your method for accessing the proxy materials and voting may vary. Therefore, if you are a beneficial owner, please follow the instructions provided by your brokers or nominees to vote by internet, telephone or mail. You should contact your broker or nominee or refer to the instructions provided by your broker or nominee for further information.

You may receive more than one Notice, Proxy Card or other voting instruction form if your shares are held through more than one account (for example, through different brokers or nominees). Each Notice, Proxy Card or other voting instruction form only covers those shares held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to all your accounts to vote all your shares.

Financial and Operation Performance

As referenced in the Joint Letter from our Chairman and Chief Executive Officer (CEO), 2021 was a very strong year for the Company. Here are some highlights of what we achieved in 2021 and early 2022:

✓   Generated free cash flow of $207 million in 2021, which helped drive leverage reduction from 4.1x to 1.4x

✓   Achieved year-over-year stock price appreciation of approximately 300%

✓   Executed non-core asset sale for $101 million cash proceeds

✓   Redeemed at par our 2nd lien notes through a convertible notes issuance

✓   Extended our credit facility to 2027 with elected commitments of $750 million

✓   Decreased drilling, completions and facilities costs to an average of approximately $830 per lateral foot for each well completed in 2021

✓   Reduced the volume of natural gas flared by approximately 75% from 2020 levels

✓   Released inaugural Corporate Sustainability Report and established Corporate Sustainability team

Environmental, Social and Governance (ESG) Highlights

We are committed to producing oil and natural gas in a way that creates long-term value for our stakeholders, which includes the commitment to do so in an ethical, inclusive, pragmatic and environmentally and socially responsible way. That commitment extends throughout our operations and includes a dedication to superior performance with respect to environmental, social and governance (ESG) matters.

In 2021, we published our inaugural Corporate Sustainability Report, which is available on our website at www.cdevinc.com/corporate-sustainability. This Report builds upon and substantially expands our prior ESG disclosures and covers our performance in environmental stewardship, regulatory compliance, health and safety, corporate governance, ethics, security, workforce diversity and development, wellbeing and community engagement matters. We anticipate releasing an updated version of the Corporate Sustainability Report in the summer of 2022. Hyperlinks to our website in this Proxy Statement are provided for convenience only, and the website content does not constitute a part of this document.

The table below identifies some ESG highlights relating to 2021.

Board Governance	▪ Added new highly qualified board member that also furthered the Board’s diversity objectives

ESG Management & Oversight

▪    Established dedicated Corporate Sustainability team in 2021, consisting of a Vice President and Engineer, to focus entirely on ESG matters and regularly report to the Nominating, Environmental, Social and Governance (NESG) Committee

Water Recycling	▪ Increased recycled water usage by 15% from 2020 levels

Flaring	▪ Flared only 1.2% of total natural gas volumes produced in 2021 (a 75% reduction in flared volumes from 2020 levels)
Land Use	▪ Limited both oil and produced water spills to 0.006% of volumes produced

Prioritizing Pipelines Over Trucks	▪ Transported 99% of our produced water by pipeline, reducing trucking-related emissions, improving safety, minimizing the potential for spills and lessening the impact on local roads

Responsibly Powering Our Operations	▪ Completed installation of electric substation in Reeves County, Texas, reducing the use of diesel and natural gas generators (and their related emissions) from 135 in 2019 to 1 in 2021

Health & Safety	▪ Suffered 0 recordable employee injuries in 2021 ▪ Limited Total Recordable Incident Rate (TRIR) for employees and contractors to 0.56

Director Nominees

There are currently nine directors on our Board, divided into three equal classes. The table below identifies the four director nominees named in this Proxy Statement, each of whom currently serves on our Board.

Director Nominees	Age	Director Since
Vidisha Prasad	42	2021
Pierre F. Lapeyre, Jr.	59	2016
David M. Leuschen	70	2016
Sean R. Smith	49	2020

Corporate Governance and Compensation Highlights

We are committed to corporate governance and compensation practices that follow best practices, promote the long-term interests of our shareholders, strengthen our Board, foster management accountability and help build public trust in our company. The table below identifies some highlights.

Board & Committee Structure	Governance Practices	Compensation Practices
✓ Roles of Chairman of the Board and CEO are separate ✓ Majority voting in uncontested director elections ✓ Board committees include only independent directors ✓ Diverse Board skills and experience

✓    Board and Committee risk oversight

✓    Active shareholder engagement

✓    No employment agreements

✓    No shareholder rights (poison pill) or similar plan

✓    Non-hedging and non-pledging policies for our company securities

✓    Director education

✓    Related person transactions policy

✓    Pay-for-performance philosophy

✓    Stock ownership guidelines

✓    Independent compensation consultant

✓    Annual equity grants to directors

✓    Compensation clawback policy

✓    Compensation risk assessment

✓    Double-trigger change-in-control benefits

✓    No tax gross-ups for change-in-control payments

✓    ESG performance goals included in Annual Incentive Program (AIP)

2021 Executive Compensation

Our executive compensation program ties a significant portion of our executive’s compensation to the financial, operational and stock price performance of our company. The graphics below show the mix of compensation elements for our CEO and other named executive officers (NEOs) in 2021 based on each NEO’s base salary and target compensation levels for the Annual Incentive Program (AIP) and Long-Term Incentive Plan (LTIP). The LTIP awards consist of a combination of performance-based performance stock units (PSUs) and time-based restricted stock.

Compensation for our NEOs is heavily weighted towards variable or “at-risk” compensation elements that are only earned based on achievement of performance goals or through continued employment through the award’s vesting period. The ultimate realized value of these variable compensation elements, if earned at all, fluctuates or depends on Company performance as determined by the Compensation Committee, as well as our stock price.

CEO Compensation Mix	Average Compensation Mix for other NEOs

Proposal 1

Election of Directors

Board Structure

There are currently nine directors on our Board, divided into three equal classes. On July 22, 2021, at the recommendation of the Nominating, Environmental, Social and Governance (NESG) Committee, the Board appointed Vidisha Prasad to the Board to fill the vacancy created when Karl Bandtel resigned from his position as a member of the Board. The Board designated Ms. Prasad as a Class II director with an initial term of office expiring at the Annual Meeting. If elected, Ms. Prasad will serve for the remaining two-year term of the Class II directors, which will expire at our Annual Meeting of Shareholders in 2024, or until her respective successor is duly elected and qualified.

The terms of office of the three Class III directors will also expire at the Annual Meeting. If elected, the Class III nominees will serve on the Board for a term of three years expiring at our Annual Meeting of Shareholders in 2025 or until their respective successors are duly elected and qualified.

The following table provides a snapshot of the current members of the Board and its committees.

Director Nominees	Class	Term Expires	Director Since	Committee Membership
Audit	Compensation	NESG
Vidisha Prasad	II	2022	2021
Pierre F. Lapeyre, Jr.	III	2022	2016
David M. Leuschen	III	2022	2016
Sean R. Smith	III	2022	2020
Continuing Directors
Maire A. Baldwin	I	2023	2016
Steven J. Shapiro (Chairman)	I	2023	2019
Robert M. Tichio	I	2023	2016
Matthew G. Hyde	II	2024	2018
Jeffrey H. Tepper	II	2024	2016
= Chair	= Member

Director Nomination Process

The NESG Committee of our Board identifies, evaluates and recommends director candidates to our Board with the goal of identifying individuals with a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. In evaluating director candidates, the NESG Committee may also consider certain other criteria as set forth in our Corporate Governance Guidelines, including:

▪	the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;
▪	the candidate’s experience as a board member of another publicly held company and, in the case of an incumbent director, such director’s past performance on our Board;
▪	the candidate’s professional and academic experience relevant to our industry;
▪	the strength of the candidate’s leadership skills;
▪	the candidate’s experience in finance and accounting and/or executive compensation practices;
▪	the diversity of the Board in terms of gender, race, ethnicity, age, sexual orientation, professional background and otherwise; and
▪	whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable.

The NESG Committee and the Board monitor the mix of specific experience, qualifications and skills of our directors in order to ensure that the Board, as a whole, has the necessary tools to perform its oversight function effectively. The NESG Committee identifies candidates through the personal, business and organizational contacts of the directors and management, as well as through executive search firms engaged by the NESG Committee to assist in the process. In 2021, the NESG Committee engaged an executive search firm to assist in a director search, which resulted in the appointment of Vidisha Prasad to the Board in July 2021.

We are committed to building a diverse Board comprised of individuals from different backgrounds, including differences in viewpoints, education, gender, race or ethnicity, age and other individual qualifications and attributes. To further this commitment, the NESG Committee will continue to require that any search firm retained by the Committee to assist in a director search process present a diverse pool of candidates, including women, minority and other candidates of underrepresented communities.

Our Corporate Governance Guidelines require that each nominee for director sign and deliver to our Board an irrevocable letter of resignation that becomes effective if (a) the nominee does not receive a majority of the votes cast in an uncontested election, and (b) the Board decides to accept the resignation. The Board has received such conditional letters of resignation from each of the nominees named in Proposal 1.

While the NESG Committee will consider nominees suggested by shareholders, it did not receive any shareholder nominations for the Annual Meeting prior to the deadline for such nominations.

Summary of Director Qualifications

The biographies of the members of our Board demonstrate a diversity of experience and a wide variety of backgrounds, skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of our shareholders. The following matrix highlights key qualifications, skills, diversity and other attributes each director brings to the Board. More details on each director’s qualifications, skills and expertise are included in the director biographies on the following pages.

Skills and Experience	Maire Baldwin	Matthew Hyde	Pierre Lapeyre	David Leuschen	Vidisha Prasad	Steven Shapiro	Sean Smith	Jeffrey Tepper	Robert Tichio
Accounting / Financial Oversight	•		•	•		•		•	•
Business Development / M&A		•	•	•	•	•	•	•	•
ESG Oversight		•				•			•
Executive Leadership	•	•				•	•
Finance / Capital Markets			•	•	•	•		•	•
Geology / Reservoir Engineering		•					•
Investor Relations	•					•
Marketing / Midstream			•	•		•	•
Public Company Board			•	•		•		•	•
Strategic Planning / Risk Management		•	•	•	•	•	•	•	•
Tenure and Independence
Tenure	5	4	5	5	<1	2	1	6	5
Independent	•	•			•	•		•
Demographics
Age	56	66	59	70	42	70	49	56	44
Gender Identity	F	M	M	M	F	M	M	M	M
White	•	•	•	•		•	•	•	•
Asian					•

Director Nominees

The four nominees for election at the Annual Meeting are listed below. If elected, Ms. Prasad will serve on the Board for a term of two years expiring at our Annual Meeting of Shareholders in 2024 or until her successor shall be duly elected and qualified. If elected, each of the other nominees will serve on the Board for a term of three years expiring at our Annual Meeting of Shareholders in 2025 and until their respective successors are duly elected and qualified. Each of the nominees currently serves on the Board.

If prior to the Annual Meeting a nominee becomes unavailable to serve as a director, any shares represented by a proxy directing a vote will be voted for the remaining nominees and for any substitute nominee(s) designated by the Board. As of the mailing of these proxy materials, the Board has no reason to believe any director nominee would not be available to serve.

Vidisha Prasad
✓ Independent ▪ Director since July 2021 ▪ Age: 42 Committees ▪ Audit Committee ▪ NESG Committee

Ms. Prasad is currently the Managing Partner of Adya Partners, a multi-strategy investment and advisory firm focused on private secondary investments, early-stage venture capital and strategic advisory in the energy, energy transition and technology sectors. Ms. Prasad brings nearly two decades of experience in energy investments, strategic and board advisory, corporate mergers, asset acquisitions and divestitures, capital markets and restructuring. She has been involved in the execution and origination of more than $80 billion of domestic and cross-border M&A advisory, leveraged buyouts and capital raising transactions across the U.S., Europe and Asia. Prior to founding Adya Partners, Ms. Prasad was a founding member of Guggenheim Securities’ Energy Investment Banking practice. Prior to that, she was a member of Citi’s Global Energy Investment Banking Group. Ms. Prasad serves on the Energy 2.0 Committee of the Greater Houston Partnership and the Transportation Implementation Committee of the Houston Climate Action Plan. She also serves on the Board of the Grammy award winning Houston Chamber Choir, where she chairs the Development Committee. Ms. Prasad graduated with a Bachelor of Arts in Economics from the University of Rochester.

We believe that Ms. Prasad is qualified to serve on our Board due to her experience in the energy industry, particularly in the areas of capital markets, finance and M&A, as well as her knowledge and understanding of strategic planning and risk management.

David M. Leuschen
▪ Director since October 2016 ▪ Age: 70

Mr. Leuschen is a Founder of Riverstone and has been a Senior Managing Director since 2000. Prior to founding Riverstone, he was a Partner and Managing Director at Goldman Sachs and founder and head of the Goldman Sachs Global Energy and Power Group. Mr. Leuschen joined Goldman Sachs in 1977, became head of the Global Energy and Power Group in 1985, became a Partner of that firm in 1986 and remained with Goldman Sachs until leaving to found Riverstone in 2000. Mr. Leuschen also served as Chairman of the Goldman Sachs Energy Investment Committee, where he was responsible for screening potential investments by Goldman Sachs in the energy and power industries and was responsible for establishing and managing the firm’s relationships with senior executives from leading companies in all segments of the energy and power industry.

Mr. Leuschen serves on the boards of directors or equivalent bodies of a number of Riverstone portfolio companies and their affiliates. Mr. Leuschen serves, or has served, as a director of the following companies:

▪    Decarbonization Plus Acquisition Corporation IV (since 2021)

▪    Enviva Inc. (since 2021)

▪    Decarbonization Plus Acquisition Corporation II (2021 – 2022)

▪    Decarbonization Plus Acquisition Corporation III (2021)

▪    General partner of Enviva Partners, LP (2021)

▪    Decarbonization Plus Acquisition Corporation (2020 – 2021)

▪    Alta Mesa Resources, Inc. (2018 – 2020)

▪    Riverstone Energy Limited (2013 – 2020)

Mr. Leuschen received a Master of Business Administration from Dartmouth’s Amos Tuck School of Business and a Bachelor of Arts degree from Dartmouth College. As a founder of Riverstone, Mr. Leuschen has overseen investments in, and the operations of, various companies in the energy and power industries. Mr. Leuschen also serves as a director on the boards of various other energy and power companies, which we believe further enhances his understanding of the industry and perspective on best practices relating to corporate governance. For these reasons, among others, we believe Mr. Leuschen is qualified to serve as a director.

Pierre F. Lapeyre, Jr.	`
▪ Director since October 2016 ▪ Age: 59

Mr. Lapeyre is a Founder of Riverstone Holdings, LLC, a private equity firm specializing in energy investments and has been a Partner/Senior Managing Director since 2000. Prior to founding Riverstone, he was a Managing Director of Goldman Sachs in its Global Energy and Power Group. Mr. Lapeyre joined Goldman Sachs in 1986 and spent his 14-year investment banking career focused on energy and power, particularly the midstream, upstream and energy service sectors.

Mr. Lapeyre serves on the boards of directors or equivalent bodies of a number of Riverstone portfolio companies and their affiliates. Mr. Lapeyre serves, or has served, as a director of the following companies:

▪    Decarbonization Plus Acquisition Corporation IV (since 2021)

▪    Enviva Inc. (since 2021)

▪    Decarbonization Plus Acquisition Corporation II (2021 – 2022)

▪    Decarbonization Plus Acquisition Corporation III (2021)

▪    General partner of Enviva Partners, LP (2021)

▪    Decarbonization Plus Acquisition Corporation (2020 – 2021)

▪    Alta Mesa Resources, Inc. (2018 – 2020)

▪    Riverstone Energy Limited (2013 – 2020)

Mr. Lapeyre has a Master of Business Administration from the University of North Carolina at Chapel Hill and a Bachelor of Science in Finance and Economics from the University of Kentucky. We believe Mr. Lapeyre is qualified to serve on our Board due to his extensive financing, mergers and acquisitions and investing experience in the energy and power industries. Furthermore, as a result of Mr. Lapeyre’s service on the boards of various energy and power companies, he is able to share best practices relating to transactions, risk oversight, shareholder engagement, corporate governance, corporate responsibility and management.

Sean R. Smith
▪ Director since April 2020 ▪ Age: 49

Sean R. Smith has served as our Chief Executive Officer and as a director since April 2020. Previously, Mr. Smith served as our Chief Operating Officer since October 2016. From May 2014 until October 2016, he served as Vice President, Geosciences of Centennial Resource Production, LLC, the private Centennial that was later acquired in connection with our business combination. Prior to joining Centennial, Mr. Smith worked at QEP Resources from February 2013 to May 2014, where he served in several roles, including as a General Manager, leading the geoscience, regulatory and reservoir engineering departments for the Williston, Powder River and Denver Julesburg Basins. Prior to QEP Resources, from 2005 to February 2013, Mr. Smith worked at Resolute Energy Corporation as a Manager and Geologist. He has also worked in various geotechnical roles at Kerr-McGee and Sanchez Oil & Gas. Mr. Smith earned his Bachelor of Arts degree in Geology from Lawrence University.  He is licensed with the Texas Board of Professional Geoscientists.

We believe that Mr. Smith’s role as the Chief Executive Officer, as well as his substantial experience with and understanding of the energy industry and public companies generally and our company and its assets specifically, qualify him to serve as a member of our Board.

Vote Required and Board Recommendation

The election of each of our four director nominees requires the vote of a majority of the votes cast at the Annual Meeting, which means the number of votes cast “FOR” such nominee exceeds the number of votes cast “AGAINST” such nominee. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not have an effect on the outcome of the election of directors.

☑	Our Board unanimously recommends that you vote “FOR” the election of each of the director nominees named above.

Continuing Directors

The terms of the three Class I directors and remaining two Class II directors will continue after the Annual Meeting and will expire at our 2023 (Class I) or 2024 (Class II) Annual Meeting of Shareholders. The biographies of these Continuing Directors are listed below.

Maire A. Baldwin
✓ Independent ▪ Director since October 2016 ▪ Age: 56 Committees ▪ Compensation Committee (Chair) ▪ Audit Committee ▪ NESG Committee

Prior to the separation of the Company’s Chairman of the Board and Chief Executive Officer roles in April 2020, Ms. Baldwin served as the Lead Independent Director, which was a position she held from May 2018. Prior to joining the Board, Ms. Baldwin was employed as an Advisor to EOG Resources, Inc., an independent U.S. oil and gas company from March 2015 until April 2016. Prior to that, she served as Vice President Investor Relations at EOG from 1996 to 2014. Ms. Baldwin has served as a director of the Houston Parks Board since 2011, a non-profit dedicated to developing parks and green space in the greater Houston area where she serves on several committees. She also has served on the board and several board committees of The Rothko Chapel since 2021. Ms. Baldwin is a co-founder of Pursuit, a non-profit dedicated to raising funds and awareness of adults with intellectual and developmental disabilities. Ms. Baldwin has a Master of Business Administration and a Bachelor of Arts degree in Economics from the University of Texas at Austin.

We believe Ms. Baldwin is qualified to serve on our Board due to her experience in the energy industry. From her executive experience with EOG, Ms. Baldwin has a deep understanding of the oil and gas industry generally and investor relations issues specifically, which we believe gives her an important insight into best practices relating to shareholder engagement and an understanding of the investment community’s expectations for public companies in our industry.

Matthew G. Hyde
✓ Independent ▪ Director since January 2018 ▪ Age: 66 Committees ▪ NESG Committee (Chair) ▪ Compensation Committee

Mr. Hyde was previously the Senior Vice President of Exploration at Concho Resources Inc. from 2010 to 2016.  After leaving Concho, Mr. Hyde was retired until joining the Board in January 2018. From 2008 to 2010, Mr. Hyde served as Concho’s Vice President of Exploration and Land. From 2001 to 2007, Mr. Hyde was an Asset Manager of Oxy Permian, a business unit of Occidental Petroleum Corporation. Mr. Hyde served as President and General Manager of Occidental Petroleum Corporation’s international business unit in Oman from 1998 to 2001. Prior to that role, Mr. Hyde served in a variety of domestic and international exploration positions for Occidental Petroleum Corporation, including Regional Exploration Manager responsible for Latin American exploration activities. From 2008 to 2012, Mr. Hyde served in various leadership positions, including the Executive Committee and Chairman of the Board, for the New Mexico Oil & Gas Association (NMOGA), which promotes the safe and environmentally responsible development of oil and natural gas resources in New Mexico.

Mr. Hyde has also served as a director of privately held Birch Permian Holdings, Inc. since April 2018 and Chairman and CEO of privately held P&A Exchange LLC since March 2021. He is a graduate of the University of Vermont and the University of Massachusetts where he obtained Bachelor of Arts and Master of Science degrees, respectively, in Geology. Mr. Hyde also holds a Master of Business Administration from the University of California, Los Angeles. We believe Mr. Hyde is qualified to serve on our Board due to his extensive management and operational experience in the upstream oil and gas industry, including in the Permian Basin.

Steven J. Shapiro
✓ Independent ▪ Chairman of the Board ▪ Director since October 2019 ▪ Age: 70 Committees ▪ Compensation Committee ▪ NESG Committee

Mr. Shapiro became the Chairman of the Board in April 2020. Mr. Shapiro is a Senior Advisor to Outfitter Energy Capital, a private equity group focused on the energy industry, a position he has held since December 2016. From 2006 through December 2016, Mr. Shapiro was a Senior Advisor to TPH Partners, the legacy private equity business of Tudor, Pickering, Holt & Co. From 2000 to 2006, Mr. Shapiro held various leadership positions at Burlington Resources Inc., an oil and gas exploration and production company, including Executive Vice President of Finance and Corporate Development and Executive Vice President and Chief Financial Officer. From 1993 to 2000, Mr. Shapiro served as Senior Vice President, Chief Financial Officer at Vastar Resources, Inc., an oil and gas exploration and production company. Previously, Mr. Shapiro spent 16 years with Atlantic Richfield Company, a global oil and gas company, beginning as a planning analyst in 1977 and later holding a variety of positions in ARCO’s coal and minerals businesses.

Shapiro (Continued)

In addition, Mr. Shapiro has served as a director of the following companies:

▪    Elk Meadows Resources, LLC (2013 – 2021)

▪    Burlington Resources Inc. (2004 – 2006)

▪    Barrick Gold Corporation (2004 – 2019)

▪    GeoSynFuels, LLC (Chairman) (2010 – 2017)

▪    Asia Resource Minerals PLC (2010 – 2012)

▪    El Paso Corporation (2006 – 2012)

▪    Vastar Resources, Inc. (1993 – 2000)

Mr. Shapiro holds an undergraduate degree in Industrial Economics from Union College and a Master of Business Administration from Harvard University. From his executive experience with Burlington Resources, Mr. Shapiro has significant oil and gas operating experience and knowledge of the complex financial issues that public companies face. Mr. Shapiro has also served on the Board of Directors of other publicly traded companies, and we believe his knowledge and experience in this area will further strengthen our Board.

Jeffrey H. Tepper
✓ Independent ▪ Director since February 2016 ▪ Age: 56 Committees ▪ Audit Committee (Chair) ▪ Compensation Committee

Mr. Tepper is Founder of JHT Advisors LLC, an M&A advisory and investment firm. From 1990 to 2013, Mr. Tepper served in a variety of senior management and operating roles at the investment bank Gleacher & Company, Inc. and its predecessors and affiliates, where he was Head of Investment Banking and a member of the Firm’s Management Committee. As Gleacher’s former Chief Operating Officer, he also oversaw operations, compliance, technology and financial reporting. In 2001, Mr. Tepper co-founded Gleacher’s asset management activities and served as President. Gleacher managed over $1 billion of institutional capital in the mezzanine capital and hedge fund areas. Mr. Tepper served on the Investment Committees of Gleacher Mezzanine and Gleacher Fund Advisors.  Between 1987 and 1990, Mr. Tepper was employed by Morgan Stanley & Co. as a financial analyst in the mergers & acquisitions and merchant banking departments.

In addition, Mr. Tepper serves, or has served, as a director of the following companies:

▪    Decarbonization Plus Acquisition Corporation IV (since 2021)

▪    Decarbonization Plus Acquisition Corporation III (2021)

▪    Decarbonization Plus Acquisition Corp (2020 – July 2021)

▪    Decarbonization Plus Acquisition Corporation II (2020 – 2022)

▪    Alta Mesa Resources, Inc. (2017 – 2020)

Mr. Tepper received a Master of Business Administration from Columbia Business School and a Bachelor of Science in Economics from The Wharton School of the University of Pennsylvania with concentrations in finance and accounting. We believe Mr. Tepper is qualified to serve on our Board due to his significant investment and financial experience, particularly as it relates to mergers and acquisitions, corporate finance, leveraged finance and asset management.

Robert M. Tichio
▪ Director since October 2016 ▪ Age: 44

Mr. Tichio is a Partner of Riverstone and joined Riverstone in 2006. Prior to joining Riverstone, Mr. Tichio was in the Principal Investment Area of Goldman Sachs, which manages the firm’s private corporate equity investments. Mr. Tichio began his career at J.P. Morgan in the Mergers & Acquisitions group where he concentrated on assignments that included public company combinations, asset sales, takeover defenses and leveraged buyouts.

Mr. Tichio serves on the boards of directors of a number of Riverstone portfolio companies and their affiliates. Mr. Tichio serves as a director of the following companies:

▪    Pipestone Energy Corp. (since 2019)

▪    Talos Energy Inc. (since 2012)

▪    Solid Power, Inc. (since 2021)

▪    Tritium DCFC Limited (Chairman) (since 2022)

▪    Decarbonization Plus Acquisition Corporation IV (Chairman) (since 2021)

Mr. Tichio holds a Master of Business Administration from Harvard University and a Bachelor of Arts degree from Dartmouth College. We believe Mr. Tichio is qualified to serve on our Board due to his capital markets and mergers and acquisitions experience. Mr. Tichio also serves as a director on the boards of other energy companies, which we believe further enhances his understanding of the industry and perspective on best practices relating to corporate governance, management and capital markets transactions.

Corporate Governance

Governance Highlights

We are committed to corporate governance practices that promote the long-term interests of our shareholders, strengthen our Board, foster management accountability and help build public trust in our company. The table below sets forth some of our most important governance highlights, which are described in more detail in this Proxy Statement.

Board and Committee Structure

▪ Independent Chairman of the Board	▪ Classified Board
▪ 5 of 9 Independent Directors	▪ Independent Committee Members
▪ Diverse Board Skills and Experience	▪ Majority Voting in Uncontested Director Elections

Board and Committee Governance; Board’s Role in Risk Oversight

▪ Corporate Governance Guidelines	▪ Annual Board and Committee Self-Evaluations
▪ Code of Business Conduct and Ethics	▪ Director Education
▪ Board and Committee Risk Oversight	▪ Active Shareholder Engagement
▪ No Shareholder Rights (Poison Pill) or Similar Plan	▪ Confidential Complaint and Reporting Procedures
▪ Regular Review and Update of Committee Charters and other Governance Policies	▪ Review of Related Person Transactions and other potential Conflicts of Interests

Our website (www.cdevinc.com) includes materials that are helpful in understanding our corporate governance practices, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Policy for Related Person Transactions, Policy for Accounting-Related Complaints and charters for the committees of our Board.

Board Role in Risk Oversight

As an oil and gas exploration and production company, we encounter a variety of risks, including, among others, commodity price volatility and supply and demand risks, risks associated with rising costs of doing business, legislative and regulatory risks, availability of capital and financing, risks associated with our development, acquisition and production activities, environmental and weather-related risks and political instability. In 2021, many of the risks we face were exacerbated by COVID-19. We encourage you to read our discussion of some of the risks we face in the “Risk Factors” section of the Annual Report.

Our senior management is responsible for the day-to-day management of the risks we face. We have a Risk Management Committee comprised of our Chief Financial Officer, Chief Operating Officer and General Counsel, and such other officers and employees as may be appointed from time to time by the Committee. The Risk Management Committee meets regularly to identify, assess and manage our risk exposures and periodically reports significant risk exposures to the Board or one or more of the Board’s committees.

Our Board, directly and through its committees, oversees our management of risk exposures. Specifically, our Board is responsible for ensuring that the risk management processes designed and implemented by management are adequate to address the risks we face and function as intended. Accordingly, during the course of each year, the Board:

▪	Reviews and approves management’s operating plans and considers any risks that could affect operating results;
▪	Reviews the structure and operation of our various departments and functions; and
▪	Reviews related risk analyses and mitigation plans in connection with its review and approval of particular transactions and initiatives.

The Board has delegated certain risk oversight responsibility to its Committees. The following table identifies the primary risk oversight of each Committee.

Audit Committee	Compensation Committee	NESG Committee

▪     Financial statements and financial reporting processes

▪     Related person transactions

▪     Cybersecurity

▪     Oil and gas reserves

▪     Management’s general guidelines, policies and processes to identify and address risk exposures

▪     The adequacy and effectiveness of our internal control policies and procedures

	▪ Risks related to compensation arrangements and whether performance goals encourage excessive risk taking ▪ Retention risks ▪ Other risks relating to our human capital	▪ Corporate governance, including board structure ▪ Succession planning ▪ ESG matters

Board Independence

NASDAQ listing rules require that a majority of the board of directors of a company listed on NASDAQ be composed of “independent directors,” which is generally defined as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that Maire Baldwin, Matthew Hyde, Vidisha Prasad, Steven Shapiro and Jeffrey Tepper are independent within the meaning of the NASDAQ listing rules. Further, our Board has determined that Maire Baldwin, Vidisha Prasad and Jeffrey Tepper, the current members of the Audit Committee, are independent with the meaning of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the Exchange Act).

Board Leadership Structure

We have no policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. In 2020, in connection with the retirement of Mark Papa, our former Chairman and CEO, the Board separated the Chairman and CEO roles pursuant to a succession plan that was put in place upon Mr. Papa’s retirement. Our Board believes this leadership structure permits the CEO to focus his attention on setting the strategic direction of our company and managing our business while allowing the Chairman to function as an important liaison between our management and the Board, enhancing the ability of the Board to provide oversight of the Company’s management and affairs.

Succession Planning

The NESG Committee oversees and approves plans for succession planning. As it relates to CEO succession planning, the Committee identifies the qualities and characteristics necessary for an effective CEO and monitors and reviews the development and progression of potential candidates against these standards. The NESG Committee also regularly consults with the CEO on senior management succession planning.

Classified Board Structure

The Board, in consultation with the NESG Committee, has determined that a classified board structure continues to be appropriate for our company at this time and to be in the best interests of our shareholders. A classified board provides for stability, continuity and experience within our Board. In our industry in particular, long-term strategic planning is critical for the successful development of oil and natural gas resources through commodity price cycles. This structure can reduce pressure on the directors to focus on short-term results at the expense of our long-term value and success. In this regard, we believe that a three-year term for each of our directors enhances director independence from both management and shareholder special interest groups.

Majority Vote in Director Elections

Our governance documents provide for a majority voting standard in uncontested director elections. As a result, the election of the director nominees named in Proposal 1 requires that each director be elected by a majority of the votes cast, meaning that the number of shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” such nominee. We believe that this majority voting standard in uncontested director elections gives our shareholders a greater voice in determining the composition of our Board than a plurality voting standard. For any director election where the number of director nominees exceeds the number of directors to be elected (in other words, a contested election), a plurality voting standard continues to apply pursuant to our governance documents.

Our Corporate Governance Guidelines include a director resignation policy to address the issue of any “holdover” director who is not re-elected but remains a director because his or her successor has not been elected or appointed. This policy requires each incumbent director that is nominated by our Board for re-election to tender an irrevocable resignation letter to the Board prior to the mailing of the proxy statement for the meeting at which such nominee is to be re-elected as director. If such incumbent director is not re-elected by a majority vote in an uncontested election, the NESG Committee will consider the tendered resignation and make a recommendation to our Board as to whether to accept or reject the resignation. The Board would then, after taking into account the recommendation of the NESG Committee, accept or reject such tendered resignation generally within 90 days following certification of the election results. Thereafter, we would publicly disclose the decision of the Board and, if applicable, the Board’s reasons for rejecting a tendered resignation. If a director’s tendered resignation is rejected, such director would continue to serve until a successor is elected, or until such director’s earlier removal or death. If a director’s tendered resignation is accepted, then the Board could fill any resulting vacancy or decrease the number of directors.

Board Meetings

Our Board conducts its business through meetings of the Board, actions taken by written consent in lieu of meetings and by the actions of its committees. During 2021, the Board held 10 meetings and each of our directors attended at least 75% of the meetings of the Board and the Board committees on which they served.

Committees of the Board

The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating, Environmental, Social and Governance (NESG) Committee. Each of the committees reports to the Board as it deems appropriate and as the Board may request. The composition of the committees at the end of 2021, as well as the duties and responsibilities of each of the committees, are set forth below. From time to time and as necessary to address specific issues, our Board may establish other committees.

Independent Director	Committee Membership
	Audit	Compensation	NESG
Maire A. Baldwin
Matthew G. Hyde
Vidisha Prasad
Steven J. Shapiro
Jeffrey H. Tepper
Number of Meetings Held in 2021	5	6	8

	= Chair		= Member

Audit Committee

The principal functions of our Audit Committee are detailed in the Audit Committee charter, which is posted on the Investor Relations portion of our website at www.cdevinc.com, and include:

▪	the appointment, compensation, retention, replacement and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;
▪

pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

▪	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;
▪	setting clear hiring policies for employees or former employees of the independent auditors;
▪	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
▪

reviewing our annual audited financial statements and quarterly financial statements with management and our independent auditors prior to their final completion and filing with the Securities and Exchange Commission (SEC);

▪	reviewing the adequacy and effectiveness of our internal control policies and procedures, including the results of management’s testing of the operating effectiveness of controls;
▪	meeting annually with our independent petroleum reservoir engineering firm and management to review the process by which our oil and gas reserves are estimated and reported;
▪	reviewing and approving any related person transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction;
▪	reviewing the program, policies and systems we have in place to monitor compliance with the Code of Business Conduct and Ethics and any ethics complaints we may receive;
▪

reviewing our significant risk exposures, including strategic, operational, financial, cybersecurity, accounting, compliance and hedging risk exposures, and steps taken by management to identify, monitor, control and mitigate these risk exposures;

▪

reviewing with management, the independent auditors and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Our Audit Committee consists of Jeffrey Tepper, Maire Baldwin and Vidisha Prasad, with Mr. Tepper serving as the Chair. We believe that Mr. Tepper and Mses. Baldwin and Prasad qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. We also believe that Mr. Tepper qualifies as our “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K.

Compensation Committee

The principal functions of our Compensation Committee are detailed in the Compensation Committee charter, which is posted on the Investor Relations portion of our website at www.cdevinc.com, and include:

▪

reviewing and approving on an annual basis the corporate goals and objectives relevant to our CEO’s compensation, evaluating our CEO’s performance in light of such goals and objectives and determining and approving the compensation (if any) of our CEO based on such evaluation;

▪	reviewing and approving on an annual basis the compensation of all of our other officers;
▪	reviewing on an annual basis our executive compensation policies and plans;
▪	implementing and administering our incentive compensation plans;
▪	evaluating whether our compensation arrangements encourage unnecessary or excessive risk taking;

▪	assisting management in complying with our proxy statement and annual report disclosure requirements;
▪	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers;
▪	producing a report on executive compensation to be included in our proxy statement;
▪	selecting and retaining independent compensation consultants;
▪	supporting management’s engagement with shareholders on executive compensation matters;
▪	considering the voting results of prior say-on-pay proposals; and
▪	reviewing, evaluating and recommending changes, if appropriate, to the compensation for directors.

Our Compensation Committee consists of Maire Baldwin, Matthew Hyde, Steven Shapiro and Jeffrey Tepper, with Ms. Baldwin serving as the Chair. Our Board has affirmatively determined that Ms. Baldwin and Messrs. Hyde, Shapiro and Tepper meet the definition of “independent director” for purposes of serving on a compensation committee under the NASDAQ listing rules.

The Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors (independent or otherwise) to assist in carrying out its responsibilities. For information regarding the role of our CEO, other executive officers and compensation consultants in determining our executive and director compensation, please refer to the section entitled “Compensation Discussion and Analysis—Determination of Compensation.”

Nominating, Environmental, Social and Governance Committee

The principal functions of our NESG Committee are detailed in the charter of the NESG Committee, which is posted on the Investor Relations portion of our website at www.cdevinc.com, and include:

▪	assisting the Board in identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board;
▪	recommending director nominees for election or for appointment to fill vacancies;
▪	reviewing and making recommendations to the Board on corporate governance matters;
▪	reviewing and monitoring our policies, controls and systems relating to ESG matters, as well as broader ESG trends;
▪	monitoring the independence of directors;
▪	overseeing and approving plans for CEO succession;
▪	overseeing annual evaluations of the Board, its committees and our management; and
▪	ensuring the availability of director education programs.

The NESG Committee also develops and recommends to the Board corporate governance and ESG principles and practices and assists in implementing them, including conducting a regular review of our corporate governance and ESG principles and practices. Pursuant to its charter, the NESG Committee will treat recommendations for directors that are received from our shareholders equally with recommendations received from any other source. The NESG Committee oversees the annual performance evaluation of the Board and the committees of the Board and makes a report to the Board on succession planning.

Our NESG Committee consists of Matthew Hyde, Maire Baldwin, Vidisha Prasad and Steven Shapiro, with Mr. Hyde serving as the Chair. Our Board has affirmatively determined that Messrs. Hyde and Shapiro and Mses. Baldwin and Prasad meet the definition of “independent director” for purposes of serving on a nominations committee under the NASDAQ listing rules.

Director Education

Our Board believes that director education is essential to the ability of our directors to fulfill their roles as directors. When a new director joins our Board, we provide a director orientation. Directors are also encouraged to attend continuing education programs designed to enhance the performance and competencies of individual directors and our Board, including through participation in National Association of Corporate Directors (NACD) events. Directors are reimbursed for any relevant director education programs they attend.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2021, no officer or employee of the Company served as a member of our Compensation Committee. None of our executive officers serve, or have served during the year ended December 31, 2021, as a member of the board of directors or compensation committee of any entity that has or had one or more executive officers serving on our Board or Compensation Committee.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics (the Code of Ethics) that applies to our directors, officers and employees and that, among other purposes, is intended to assist directors, officers and employees in recognizing, avoiding and resolving ethical issues. The Code of Ethics covers various topics, including the standards of honest, ethical and fair conduct, conflicts of interest, gifts and entertainment, use of company assets, disclosure requirements, compliance, reporting and accountability, insider information and trading, issues relating to health, safety and the environment, confidentiality, anti-corruption laws and others.

The Code of Ethics is designed to comply with SEC regulations and NASDAQ listing standards related to codes of conduct and ethics and is posted on the Investor Relations portion of our website at www.cdevinc.com. A copy of our Code of Ethics is also available free of charge, upon request directed to Centennial Resource Development, Inc., 1001 17th Street, Suite 1800, Denver, Colorado, 80202, Attention: General Counsel. We intend to satisfy the disclosure requirements regarding any amendment to, or any waiver of, a provision of the Code of Ethics by posting such information on our website within four business days following the date of any such amendment or waiver.

Complaint and Reporting Procedures

We have established complaint and reporting procedures that are posted on the Investor Relations portion of our website. Any person, whether or not an employee, who has a concern about our conduct or the conduct of any of our employees, may, in an anonymous manner, communicate that concern by calling one of our hotlines. Our Accounting and Compliance Whistleblower Hotline is available at 1-844-418-4481 and is intended to facilitate reporting of accounting and compliance issues. We also maintain a separate Operational Concerns Hotline, which is available at 1-844-778-5868 and is intended to facilitate reporting of concerns relating to our operations, working environment, course of dealing with contractors and other operational matters. These hotlines are available 24 hours a day, seven days a week.

Annual Board and Committee Evaluation Process

The Board and each of our committees conducted self-evaluations related to their performance in 2021, including an evaluation of each director. The NESG Committee supervises the performance evaluations and uses various processes from year to year in order to solicit feedback, including Board and committee-level questionnaires prepared by each of the Board and committee members, the responses to which are used to evaluate the effectiveness of Board and committee performance and to identify areas for improvement and issues for further discussion. Following a discussion of the results of the evaluations, the Board and each committee review and discuss the evaluation results and take this information into account when assessing the qualifications of the Board and its directors, further enhancing the effectiveness of the Board and its committees over time.

Policies Relating to our Board

Shareholder Communications with the Board

All shareholders who wish to contact the Board may send written correspondence to Centennial Resource Development, Inc., 1001 17th Street, Suite 1800, Denver, Colorado, 80202, Attention: General Counsel. Communications may be addressed to an individual director, to the non-management or independent directors as a group or to the Board as a whole, marked as confidential or otherwise. Communications not submitted confidentially, which are addressed to directors that discuss business or other matters relevant to the activities of our Board, will be preliminarily reviewed by the office of the General Counsel and then distributed either in summary form or by delivering a copy of the communication. Communications marked as confidential will be distributed, without review by the office of the General Counsel, to the director or group of directors to whom they are addressed, unless there are safety or security concerns that mitigate against further transmission.

Separate Sessions of Independent Directors

Our Corporate Governance Guidelines require the Board to hold executive sessions for the independent directors, without any non-independent directors or management present, on a regularly scheduled basis but not less than twice per year. Our independent directors met in executive session on two occasions in 2021. Each of our independent directors attended each of the executive sessions.

Director Attendance at Annual Meeting of Shareholders

Although we do not have a formal policy regarding director attendance at our Annual Meeting of Shareholders, we encourage directors to attend, and eight of our then serving directors attended the 2021 Annual Meeting of Shareholders.

Shareholder Engagement

We believe that maintaining an open dialogue with our shareholders provides critical feedback for our Board and executive management team on a wide range of topics including our short- and long-term business strategy, financial and operational performance, ESG matters, governance practices, executive compensation program and other matters of importance. In each of the last two years, our Board and management team reached out to 30 of the Company’s largest shareholders, who collectively held about 60% and 70% of our outstanding shares at the end of 2020 and 2021, respectively. For more information on what we heard from our shareholders and how we have responded, please read “Response to 2021 Say-on-Pay Vote and Shareholder Outreach” on page 24.

Environmental, Social and Governance (ESG) Initiatives

We are committed to producing oil and natural gas in a way that creates long-term value for our stakeholders, which includes the commitment to do so in an ethical, inclusive, pragmatic and environmentally and socially responsible way. That commitment extends throughout our operations and includes a dedication to superior performance with respect to ESG matters.

In early 2021, we published our inaugural Corporate Sustainability Report, which is available on our website at www.cdevinc.com/corporate-sustainability. The Report builds upon and substantially expands our prior ESG disclosures and covers our performance in environmental stewardship, regulatory compliance, health and safety, corporate governance, ethics, security, workforce diversity and development, wellbeing and community engagement matters. We anticipate releasing an updated version of the Corporate Sustainability Report in the summer of 2022.

The table below identifies some ESG highlights relating to 2021.

Board Governance	▪ Added new highly qualified board member that also furthered the Board’s diversity objectives
ESG Management & Oversight	▪ Established dedicated Corporate Sustainability team in 2021, consisting of a Vice President and Engineer, to focus entirely on ESG matters and regularly report to the NESG Committee
Water Recycling	▪ Recycled and reused 5.6 million barrels of water in 2021 ▪ Increased recycled water usage by 15% from 2020 levels
Flaring

▪     Reduced the volume of natural gas flared by 75% from 2020 levels

▪     Flared only 1.2% of natural gas volumes in 2021

▪     Added formulaic metric to 2022 Annual Incentive Program tied specifically to flaring

Land Use

▪     Utilized multiple well pads and centralized production facilities, which reduce surface impact compared to single well pads and facilities

▪     Limited oil spills to 0.0056% of oil produced in 2021

▪     Limited produced water spills to 0.006% of water produced in 2021

▪     Added formulaic metric to 2022 Annual Incentive Program tied specifically to oil spills

Prioritizing Pipelines Over Trucks	▪ Transported 99% of our produced water by pipeline, reducing trucking-related emissions, improving safety, minimizing the potential for spills and lessening the impact on local roads
Responsibly Powering Our Operations

▪     Completed installation of electric substation in Reeves County, Texas, which transitioned majority of well-sites to electric power, reducing the use of diesel and natural gas generators (and their related emissions) from 135 in 2019 to 1 in 2021

Emission Detection	▪ Expanded our leak detection and repair program to identify and manage fugitive emissions, including through inspections using optical gas imaging cameras
Health & Safety	▪ Suffered 0 recordable employee injuries in 2020 ▪ Limited Total Recordable Incident Rate (TRIR) for employees and contractors to 0.56
Diversity & Inclusion (As of YE 2021)	▪ Women accounted for: ▪ Minorities accounted for: –22% of the Board – 11% of the Board –32% of our managers – 9% of our managers –37% of our employees – 21% of our employees

Audit Committee Report

The Audit Committee has reviewed and discussed with management of the Company and KPMG LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company for the fiscal year ended December 31, 2021 (the Audited Financial Statements).

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by the Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, as in effect on the date of this Proxy Statement.

The Audit Committee has: (1) considered whether non-audit services provided by KPMG LLP are compatible with its independence; (2) received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence; and (3) discussed with KPMG LLP its independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

Respectfully submitted,

The Audit Committee

Jeffrey H. Tepper (Chair)

Maire A. Baldwin

Vidisha Prasad

Compensation Discussion and Analysis

2021 Highlights

Introductory Note

We achieved strong financial and operational results in 2021 due to the success of the strategic initiatives implemented by our management team over the course of 2020 and 2021 to reduce debt and reposition our Company to create additional long-term value for our shareholders. Our overarching goal for 2021 was to become free cash flow positive and use the excess cash flow to reduce debt on an absolute and leverage basis. Our actual free cash flow results for 2021 strongly surpassed our initial targets due to supportive commodity prices, our solid well performance and our continued focus on cost controls and operational efficiencies. By year-end, we had generated $207 million in free cash flow and had experienced free cash flow growth in each successive quarter during the year. We used our free cash flow and proceeds from a non-core divestiture to strengthen our balance sheet by substantially reducing our debt.

In addition to generating free cash flow, we believe focusing on shareholder returns is critical to the success of our Company and our industry in general. We are pleased with our almost 300% year-over-year stock price appreciation, particularly because our stock price performance meaningfully exceeded the average performance of our peer group and indices relating to our industry and the broader market. In order to further emphasize the importance of shareholder returns and alignment between shareholder returns and executive compensation, the Compensation Committee added an absolute total shareholder return multiplier to the performance stock units granted in 2021. We also recently announced a $350 million share repurchase program, which should further our emphasis on shareholder returns by enabling us to return capital to our shareholders.

While significant progress has been made in the fight against the COVID-19 global pandemic, it continued to present challenges for the global economy, our industry and our Company in 2021. Against this challenging and evolving backdrop, our successes for the year include ensuring the safety of our workforce and the responsible continuity of our operations. We believe that our employees give us a sustainable competitive advantage, and we design our executive compensation programs to attract and retain our employees, which are our most valuable asset.

Financial and Operational Performance

Here are some highlights of our accomplishments in 2021 and early 2022:

✓   Generated free cash flow of $207 million in 2021, which helped drive leverage reduction from 4.1x at year-end 2020 to 1.4x at year-end 2021

✓   Achieved year-over-year stock price appreciation of approximately 300%

✓   Executed non-core asset sale for $101 million cash proceeds

✓   Redeemed at par our 2nd lien notes through a convertible notes issuance

✓   Extended our credit facility to 2027 with elected commitments of $750 million

✓   Decreased drilling, completions and facilities costs to an average of approximately $830 per lateral foot for each well completed in 2021

✓   Reduced the volume of natural gas flared by approximately 75% from 2020 levels

✓   Released inaugural Corporate Sustainability Report and established dedicated Corporate Sustainability team

Recent Stock Price Performance

The following graph compares our stock price performance for 2021 to the average stock price performance of our peer group. The graph also compares our stock price performance with the performance of the Standard & Poor’s 500 Stock Index (S&P 500), a broad market index, and as well as the SPDR S&P Oil & Gas Exploration and Production ETF (XOP), an ETF focused on the U.S. oil and gas exploration and production industry.

As reflected in the graph and discussed above, we are very pleased with our 2021 stock price performance. While our industry and the companies in our peer group all experienced strong stock price performance in 2021 due to improving commodity prices, among other factors, our 2021 stock price performance set us apart given the relative overperformance to the peer average and XOP index. Please note that our historic stock price performance is not necessarily indicative of future stock price performance.

Response to 2021 Say-on-Pay Vote and Shareholder Outreach

At our 2021 Annual Meeting of Shareholders, over 99% of the votes cast by our shareholders supported our “say-on-pay” proposal. The Compensation Committee took the results of this “say-on-pay” vote into account when evaluating the compensation program. Based on these results and other feedback received from our shareholders, the Compensation Committee believes our shareholders generally support the Committee’s recent compensation decisions, including the compensation program changes described below.

We believe that maintaining an open dialogue with our shareholders provides critical feedback for our Board, Compensation Committee and management team on a wide range of topics including our short- and long-term business strategy, financial and operational performance, ESG matters, governance practices, executive compensation program and other matters of importance. In each of the last two years, our Board and management team reached out to 30 of the Company’s largest shareholders, who collectively held about 60% and 70% of our outstanding shares at the end of 2020 and 2021, respectively. The table below provides a summary of what we heard from shareholders and how we responded.

What We Heard	How We Responded
▪ Use a rate of return metric in the Annual Incentive Program (AIP) that can be calculated based on GAAP financial statements	✓ Incorporated a GAAP-based rate of return metric (Cash Return on Capital Employed) into the AIP
▪ Move towards a more formulaic AIP	✓ Redesigned the AIP with formulaic scoring for 2021 AIP and increased the formulaic component to 75% for 2022 AIP
▪ Increase disclosure of ESG factors and use of ESG metrics in executive compensation programs	✓ Issued our inaugural Corporate Sustainability Report in 2021 and included ESG metrics in our 2021 and 2022 AIP
▪ Include additional metric(s) in the Long-Term Incentive Program (LTIP) with an increased tie to absolute performance	✓ Added absolute annualized TSR performance as an additional performance multiplier for the 2021 LTIP awards

Pay for Performance

Our executive compensation program ties a significant portion of the compensation of our named executive officers (NEOs) to the financial, operational and stock price performance of our Company. When reviewing our NEOs’ compensation, it is important to note that the compensation they actually receive is often substantially different from the compensation that is reported later in this Proxy Statement in the Summary Compensation Table (Reported compensation), which requires reporting LTIP awards based on their grant date values. In order to help our shareholders evaluate the alignment of our executive compensation program with our performance, including stock price performance over time, this section presents two supplemental perspectives, which are also considered by the Compensation Committee.

The first supplemental metric is Realized compensation, which refers to the sum of the cash and equity components of the NEO’s total compensation as follows:

+    Cash received by the NEO for base salary and cash awards under the AIP

+    Equity value at vesting during the year for the NEO’s previously granted stock-based awards

Over the last few years, the amounts Realized by Sean Smith have been less than his Reported compensation. For 2019 (when he was our COO) and 2020 (he became our CEO in April 2020), the relatively lower Realized compensation was largely driven by lower stock prices during those years, which resulted in lower vesting values of LTIP awards.

For 2021, the Realized compensation improved significantly because of our strong stock price performance. The remaining difference with the Reported compensation for 2021 was mainly attributable to a timing factor because the LTIP awards that vested in 2021 were primarily granted in 2018 and 2019, which were smaller to reflect Mr. Smith’s then current role of COO. The Realized compensation for Mr. Smith was also lower in 2020 and 2021 because the performance stock units (PSUs) with performance periods ending in those years did not payout given our TSR underperformance relative to the performance peer group over the performance period.

The second supplemental metric is Realizable Equity Value, the estimated value of the NEO’s unvested, outstanding stock-based awards, which is calculated for a given determination date as follows:

+    Value of all of the NEO’s unvested shares of restricted stock based on our stock price on that date

+    Value of all of the NEO’s unvested PSUs based on our stock price on that date and the estimated payout for each series of PSUs based on our TSR performance during the performance period through that date

The following graphic illustrates how the year-over-year increase in Realizable Equity Value for our CEO aligns strongly with our year-over-year stock price performance. For each year presented, the Realizable Equity Value represents the year-end estimated value of the unvested portion of the CEO’s stock-based awards, which were granted over the preceding three years. We believe this metric is helpful in assessing alignment based on the these estimated values, but the amount our CEO will actually realize from his stock-based awards will depend on our stock price on the award’s vesting date. In particular, the value our CEO will realize for the PSUs (if any) could vary significantly from current estimates. In the estimates presented below, the PSUs represent approximately 55% and 67% of the Realizable Equity Value at December 31, 2020 and 2021, respectively.

Compensation Best Practices

The Compensation Committee believes that our executive compensation program follows best practices and is aligned with long-term shareholder interests. Below are highlights of our current compensation practices.

What We Do

✓   Pay for Performance. Align our executives’ compensation with our financial, operational and stock price performance by having a majority of total compensation consist of variable or performance-based compensation.

✓   Ownership Guidelines. Maintain robust Stock Ownership Guidelines for our NEOs and independent directors.

✓   Review Market Data. Review market data of peer group companies to ensure competitive compensation relative to the market.

✓   Compensation Consultant. Use an independent compensation consultant retained by, and reporting directly to, the Compensation Committee.

✓   Clawback Policy. Maintain a Clawback Policy that applies to our NEOs.

✓   Double-Trigger Change in Control Benefits. Maintain a Severance Plan where cash severance payments and equity vesting are only provided upon a qualifying termination of employment following a change-in-control transaction.

✓   ESG. Include ESG performance goals in the AIP, including formulaic metrics tied specifically to our commitment to reduce flaring and oil spills in the 2022 AIP.

✓   Risk Assessments. Conduct an annual risk assessment of compensation practices to facilitate risk management.

✓   Relative and Absolute TSR. Determine payout of performance stock units based on both our TSR relative to peer group and our absolute annualized TSR.

✓   AIP Maximum. Establish maximum AIP payout of 200% of each NEO’s target AIP compensation.

✓   Evolving Program. Adopt compensation program based on shareholder feedback and evolving market standards.

What We Don’t Do

   Hedging or Pledging. We do not allow hedging or pledging of Company securities by directors, NEOs or other officers or employees.

   Tax Gross-Ups. We do not provide tax gross-ups for severance or change in control payments to our NEOs or other officers or employees.

   Excessive Perquisites. We do not provide significant perquisites to any of our NEOs or other officers or employees.

   Employment Agreements. We do not have employment agreements with our NEOs or other officers or employees.

   Guarantee Bonuses. We do not guarantee bonuses to any of our NEOs or other officers or employees.

   Repricing of Options. We do not permit repricing of underwater stock options without shareholder approval.

2021 Executive Compensation Program

This Compensation Discussion and Analysis describes the material elements of our executive compensation program for our principal executive officer, principal financial officer and three other most highly compensated executive officers during 2021. Our named executive officers (NEOs) for 2021 are:

Executive	Title
Sean R. Smith	Chief Executive Officer (CEO)
George S. Glyphis	Executive Vice President and Chief Financial Officer (CFO)
Davis O. O’Connor	Executive Vice President and General Counsel (GC)
Matthew R. Garrison	Executive Vice President and Chief Operating Officer (COO)
Brent P. Jensen	Senior Vice President and Chief Accounting Officer (CAO)

Elements of 2021 Compensation Program

The primary elements of our executive compensation program and the purpose of each component are summarized in the following table.

Type		Element	Purpose
Fixed	Base Salary		▪ Attract and retain qualified executives ▪ Provide a level of fixed pay based on the executive’s role, skills, experience and performance
Variable	Annual Incentive Program (AIP)		▪ Incentivize achievement of the Company’s and executive’s short-term financial, operational and strategic goals ▪ Align executives’ interests with those of our shareholders
	Long-Term Incentive Plan (LTIP)	Restricted Stock	▪ Align realized values with shareholder returns ▪ Promote retention of executives ▪ Promote stock ownership by executives
		Performance Stock Units (PSUs)	▪ Reward absolute shareholder returns ▪ Reward shareholder returns relative to industry peers ▪ Promote retention of executives

2021 Compensation Mix

A significant portion of our executive compensation is performance-based. The graphics below show the mix of compensation elements for our CEO and other NEOs in 2021 based on each NEO’s base salary and target compensation levels for the AIP and LTIP. Compensation for our executives is heavily weighted towards variable or “at-risk” compensation elements that are only earned based on achievement of performance goals or through continued employment through the award’s vesting period. The ultimate realized value of these variable compensation elements, if earned at all, fluctuates or depends on Company performance as determined by the Compensation Committee, as well as our stock price.

CEO Compensation Mix	Average Compensation Mix for other NEOs

Base Salaries

We pay market competitive base salaries to our NEOs to attract and retain qualified executives. In setting our NEOs’ base salaries, the Compensation Committee considers the role, skills, experience and performance of each executive, as well as industry and market conditions and competitive market data within our peer group and industry.

In 2020, in response to the COVID-19 pandemic, we temporarily reduced the base salary of all employees, including the NEOs, as part of a series of measures we took to reduce expenses and further align the short-term executive compensation with the shareholder experience. Our CEO’s salary was reduced by 25%, our CFO’s salary was reduced by 15% and the other NEO’s salaries were reduced by 10%. These salary reductions remained in place for the NEOs until February 25, 2021 when the Compensation Committee restored the base salaries for the NEOs at the levels set forth in the table below.

In August 2021, after considering the market analysis and advice of Meridian Compensation Partners, LLC (Meridian), an independent compensation consultant retained by the Compensation Committee, the Compensation Committee approved adjustments to the NEO’s base salaries to remain competitive with peer data, which are reflected below.

Executive	Base Salary (2/25/2021)	Base Salary (8/25/2021)

Sean R. Smith	$725,000	$754,000
George S. Glyphis	$443,477	$461,216
Davis O. O’Connor	$399,129	$415,094
Matthew R. Garrison	$390,000	$413,400
Brent P. Jensen	$349,830	$363,823

Annual Incentive Program (AIP)

Our Annual Incentive Program (AIP) is designed to promote the achievement of annual financial, operational and strategic goals that are aligned with the creation of shareholder value. Our AIP has been largely discretionary in prior years, but in 2021, we instituted a more formulaic approach, with 55% of each NEO’s AIP opportunity based on quantitative metrics. We also assigned 10% of the 2021 AIP weighting to ESG performance goals. When implementing these changes for 2021, the Compensation Committee considered the preferences expressed by our shareholders to increase the transparency of the AIP through the inclusion of formula-based metrics and to align executive compensation more clearly with ESG performance.

In connection with adopting the 2021 AIP, the Compensation Committee set an AIP target for each NEO, expressed as a percentage of the NEO’s year-end base salary. The AIP targets were set at levels that the Compensation Committee deemed to be competitive and appropriate assuming all of the Company’s and NEO’s goals were attained at target levels. None of the NEOs have a minimum or guaranteed bonus under the AIP, and the maximum payout for each NEO is 200% of the NEO’s target AIP compensation. For 2021, the AIP targets remained unchanged from 2020 levels, as shown in the table below.

Executive	2020 Target	2021 Target

Sean R. Smith	120%	120%
George S. Glyphis	100%	100%
Davis O. O’Connor	90%	90%
Matthew R. Garrison	95%	95%
Brent P. Jensen	85%	85%

In early 2021, the Compensation Committee established the program weightings between different components of the AIP and approved the operational and financial metrics used for the formulaic portion of the AIP and the quantitative and qualitative goals used for the ESG and Strategic components of the AIP. The overall program design was intended to support and incentivize the NEOs to continue the transition the Company started in 2020 away from a growth-oriented company to a company that prioritizes capital efficiency and discipline with a goal of generating sustainable free cash flow. Listed below are the 2021 formulaic metrics, which account for 55% of the total weighting for the AIP, and the purpose each metric serves within the broader program.

Component	Weighting	Metric	Purpose
Balance Sheet	15%	Net Debt / EBITDAX Improvement	Focuses attention on our leverage and encourages balance sheet improvements through growth of cash flows and reduction in debt
		Total Debt	Focuses attention on our absolute debt and encourages balance sheet improvements through absolute debt reduction
Returns	15%	Cash Return on Capital Employed	Measures our total corporate rate of return through a transparent, GAAP-based metric
Capital Efficiency	15%	Finding and Development (F&D) Costs for 2021 Wells / Boe	Measures the efficiency of our capital program by calculating the cost of proved developed reserve additions on a barrel of oil equivalent (Boe) basis for our 2021 development plan
Cost Structure	10%	Lease Operating Expense (LOE) / Boe + Cash General & Administrative Expense (Cash G&A) / Boe	Encourages company-wide focus on controlling both general and production costs on a Boe basis

In early 2022, the Compensation Committee assessed the Company’s performance for the AIP, and the level of achievement is listed by component in the table below. As reflected below, the Company’s strong performance in 2021 surpassed target level for each formulaic metric and, in several cases, also the maximum level. Additional comments regarding the ESG and Strategic components of the AIP can be found following the table.

Component	Metric	Weighting	Assessment	Payout Percentage	Total Result
Balance Sheet	Net Debt / EBITDAX Improvement			200%	15%
	Total Debt ($ in mm)			200%	15%
Returns	Cash Return on Capital Employed			200%	30%
Capital Efficiency	F&D Costs ($ / Boe)			175%	26%
Cost Structure	(LOE + Cash G&A) / Boe			110%	11%
ESG	Various – See below		See commentary below	90%	9%
Strategic	Various – see below		See commentary below	125%	44%
				Payout	150%

When determining the payout percentage for the ESG component, the Compensation Committee recognized the important strides taken by the Company on ESG matters during the year, including the publication of the Company’s inaugural Corporate Sustainability Report and the various operational initiatives implemented to further the Company’s ESG objectives. The table below reviews the Company’s performance on certain ESG goals, which the Compensation Committee and NESG Committee collectively considered when evaluating the Company’s ESG performance for 2021. Based on the overall assessment of the ESG goals, the Compensation Committee assigned a 90% payout percentage to the ESG component of the AIP.

Component	Assessments
ESG (10% Weighting)

✓   Publish Inaugural Corporate Sustainability Report

✘   Limit total gas flared volumes to 1% or less of produced gas (Result: 1.2%)

✓   Limit water spill to less than 0.015% of produced water (Result: 0.006%)

✘   Limit oil spill to less than 0.005% of produced oil (Result: 0.0056%)

✓   Limit Total Recordable Incident Rate (TRIR) for employees and contractors to 0.6 (Result: 0.56)

✓   Add new highly qualified board member that furthered the Board’s diversity objectives

When determining the payout percentage for the Strategic component, the Compensation Committee recognized that the Company’s performance significantly exceeded the majority of its objectives. One of the principal strategic goals for 2021 was to become free cash flow positive, which the Company not only attained but substantially surpassed with $207 million in free cash flow. The Compensation Committee considered the impact of improving commodity prices, which supported free cash flow and some of the other strategic goals, and observed that the Company still achieved its efficiency goal around drilling, completions and facilities costs and generally accomplished its cost metric goals despite increasing costs in the industry accompanying the commodity price upswing.

For the cost metric goals, we met or exceeded all targets except for the gathering, processing and treating (GP&T) metric and stock-based compensation metric. In evaluating these metrics, the Compensation Committee noted that higher commodity prices drove up GP&T costs outside of our control due to nature of percent-of-proceeds GP&T contracts and that the stock-based compensation level for 2021 was understandably higher than targeted as a result of our strong stock price performance and the positive impact on outstanding equity awards. For capital expenditures, the Compensation Committee acknowledged that the spending level exceeded our target by approximately 4% but determined that our success in drilling more wells than anticipated in 2021 due to drilling efficiencies offset the slight spending miss.

The Compensation Committee reviewed the strategic transactions that were evaluated and executed during 2021, including the redemption of the second lien notes, the convertible notes issuance and the sale of non-core assets, and the resulting improvements to the Company’s balance sheet, capital structure and cash flow profile arising out of these opportunistically executed transactions. Finally, consistent with the approach it took in 2020, the Compensation Committee also reviewed the Company’s stock price performance for 2021, which was up approximately 300% at the end of 2021 compared to 2020, an appreciation that significantly exceeded the average stock price performance of our peer group during 2021.

Based on the Compensation Committee’s assessment of the 2021 strategic goals and these additional considerations, the Committee assigned a 125% payout percentage to the Strategic component of the AIP.

Component	Assessments
Strategic (35% Weighting)

✓   Generate free cash flow (Result: $207 million)

✓   Achieve drilling, completions & facilities costs between $750 - $850 / ft for wells completed in 2021 (Result: $831/ft)

✓   Improve liquidity (Result: $339 million year-over-year improvement in liquidity)

~    Deliver unit cost metrics and capital expenditures within initial public guidance ranges (Result: All components were attained except for GP&T, stock-based compensation and capital expenditures)

✓   Maintain oil production consistent with Q4 2020 levels (Result: 32,058 Bo/d, a 6% increase over Q4 2020 level)

Based on the Compensation Committee’s assessment of 2021 performance as described above, the Committee awarded an overall AIP payout percentage for 2021 of 150% of each of the NEO’s target compensation amounts. The cash amounts paid to the NEOs under the 2021 AIP are outlined in the table below.

Executive	AIP Cash Award

Sean R. Smith	$1,357,200
George S. Glyphis	$691,824
Davis O. O’Connor	$560,377
Matthew R. Garrison	$589,095
Brent P. Jensen	$463,874

Long-Term Incentive Program (LTIP)

Our Long-Term Incentive Program (LTIP) is designed to encourage long-term shareholder value creation through the program’s alignment with our stock price performance and total shareholder returns (TSR), both on an absolute basis and relative to industry peers.  As in prior years, the 2021 LTIP awards consisted of a combination of performance-based PSUs and time-based restricted stock, but the Compensation Committee increased the weighting of the PSUs for our CEO to 60% (from 50% in 2020) to better align with current market practices. For the first time in 2021, the Compensation Committee also added absolute annualized TSR performance as an additional performance multiplier, which furthered increased the alignment between the PSU payout level and absolute stock price performance.

The table below provides the allocations and vesting terms for the PSUs and Restricted Stock.

	Performance Stock Units (PSUs)	Restricted Stock
CEO’s Allocations
Other NEOs’ Allocations
Vesting Terms	3 Year Performance Period	Ratably Over 3 years

In July 2021, the Compensation Committee made 2021 LTIP awards to our NEOs. In determining the target grant values for each NEO, the Compensation Committee considered peer group data provided by Meridian, each NEO’s role and ability to influence and create long-term shareholder value, the existing stock-based compensation held by the NEOs, the other compensation received by the NEOs and 2021 market factors. Based on these considerations, the Compensation Committee determined it appropriate to award 2021 LTIP grants with equivalent values to 2020 grants, recognizing that this effectively continued in place the reduced target grant values the Committee had implemented in 2020 in response to the COVID pandemic and challenging commodity price environment.

The following table outlines the LTIP awards received by the NEOs in 2021, including grant date values that are based on the five-day average closing stock price ending on the day prior to the grant.

Executive	Target Number of PSUs Granted (#)	Shares of Restricted Stock Granted (#)	Total Grant Date Target Value ($)

Sean R. Smith	497,365	331,577	4,625,496
George S. Glyphis	206,637	206,637	2,306,069
Davis O. O’Connor	141,268	141,268	1,576,551
Matthew R. Garrison	139,784	139,784	1,559,989
Brent P. Jensen	109,713	109,713	1,224,397

Performance Stock Units

The PSUs vest at the end of the three-year performance period (July 2021 through June 2024) based on our TSR ranking relative to our performance peer group (Relative TSR), with linear interpolation used to determine the vesting level between percentiles listed in the Relative TSR table below. None of the PSUs vest if our Relative TSR percent is below the 25th percentile. For the first time in 2021, the Compensation Committee also added the SPDR S&P Oil & Gas Exploration & Production ETF (XOP) to the performance peer group so that our Relative TSR is also measured against a broader basket of energy companies against whom we compete for capital. The full makeup of the performance peer group is provided below in the “Use of Competitive Market Data” section.

Additionally, the number of PSUs that would otherwise vest is further adjusted by our absolute annualized TSR over the performance period (Absolute TSR), which reduces the vesting level of the PSUs if Absolute TSR is negative and increases the vesting level of the PSUs if Absolute TSR is greater than 15% annualized.

The PSUs that vest (if any) are paid out in shares of stock or cash (at the discretion of the Compensation Committee) at the end of the performance period based on the following formula.

Relative TSR		Absolute TSR
Relative Ranking TSR %	Relative Multiplier	Absolute Annualized TSR %	Absolute Multiplier
100%	200%	> 15%	125%
75%	150%	0% – 15%	100%
50%	100%	< 0%	75%
25%	35%
0%	0%

Vesting of 2018 PSUs

The PSUs granted in August 2018 were eligible to vest at the conclusion of the three-year performance period ending on June 30, 2021, subject to the achievement of relative and absolute TSR performance goals during the performance period. Similar to the PSUs granted in 2021, the 2018 PSUs required a minimum Relative TSR Percentage of approximately 25% to earn PSUs on the vesting date, and our Relative TSR Percentage for the performance period was below that level. This marked the second consecutive year in which no PSUs vested. The $0 realized value from the 2017 PSUs and 2018 PSUs demonstrates the rigorous nature of the PSU design as these PSUs collectively had grant date values of approximately $8.5 million but no value was ultimately earned by the NEOs.

Retirement Plans and Other Employee Benefits

Our NEOs are eligible to participate in our employee benefit plans and programs, including medical and dental benefits and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. Our NEOs may participate in a 401(k) defined contribution plan, subject to limits imposed by the Internal Revenue Code of 1986, as amended (the Code), to the same extent as our other full-time employees. Our 401(k) Plan provides for matching contributions equal to 100% of the first 8% of each employee’s eligible compensation contributed to the plan. Employees are immediately 100% vested in the matching contributions. We do not typically provide any perquisites or special personal benefits to our NEOs.

Determination of Compensation

Our executive compensation program has been designed to attract, motivate, reward and retain high caliber management with the skills and competencies we believe are essential to our success and to align executive compensation with our short-term and long-term business objectives, business strategy and financial and operational performance. We link pay and performance to foster a culture of individual accountability and, in evaluating executive officer performance, place particular emphasis on the Company’s and individual’s performance against the pre-assigned goals, which is described in greater detail above in the section entitled “Annual Incentive Program.”

Role of the Compensation Committee

The Compensation Committee administers and determines the parameters of our executive compensation program, including appropriate target levels and performance measures and the allocation between short-term and long-term compensation and between cash and equity-based awards, in order to establish an overall compensation program it believes is appropriate for each NEO. The Compensation Committee has principal authority for determining and approving the compensation awards for our executives and is charged with reviewing our executive compensation policies and practices to ensure adherence to our compensation philosophies and objectives. In making decisions, the Compensation Committee takes into account, among other factors:

▪	achievement of Company and individual performance goals and expectations relating to the NEO’s position at the Company;
▪	alignment of NEO compensation with short-term and long-term Company performance;
▪	competitiveness with compensation peer group companies, internal pay equity among individuals with similar expertise levels and experience and the unique skill sets of the individual;
▪	market demand for individuals with the NEO’s specific expertise and experience;
▪	advice, data and analysis provided by the Compensation Committee’s independent compensation consultant;
▪	general industry compensation data;
▪	the NEO’s background, experience and circumstances, including prior related work experience and training; and
▪	the recommendations of our CEO.

Role of Compensation Consultant in Determining Executive Compensation

In determining 2021 executive compensation, the Compensation Committee received information and reports from Meridian Compensation Partners, LLC (Meridian), an independent compensation consultant retained by the Compensation Committee in 2020 after a fulsome review of several potential consultant candidates.

Meridian provided data, analysis and advice to the Compensation Committee, including market information that the Compensation Committee used when determining whether our executive compensation is competitive, commensurate with each executive’s responsibilities and consistent with market trends in executive compensation practices for companies in our industry. Meridian does not provide services to us other than consulting services related to the compensation and benefits of our directors, officers and employees. The Compensation Committee has considered the adviser independence factors required under SEC rules as they relate to Meridian and does not believe Meridian’s work in 2021 raised a conflict of interest.

Use of Competitive Market Data

A key objective of our executive compensation program is to ensure that the total compensation opportunities available to our executives are competitive with those of oil and gas exploration and production companies with whom we compete for executive talent, investment dollars and business opportunities. To assist us in evaluating our executive compensation program against this key objective, we maintain a peer group for executive compensation and performance reference purposes. The Compensation Committee also uses the peer group, in addition to the SPDR S&P Oil & Gas Exploration and Production ETF (XOP) to determine our total shareholder return relative to our peers for purpose of determining the payout level for the PSUs.

The Compensation Committee, with input and advice from its compensation consultant, typically reviews the peer group on an annual basis to ensure it remains appropriate year-over-year. The peer group is selected based on multiple factors, including revenue, assets, market capitalization, enterprise value, location, geographic footprint and complexity of operations.

In July 2021, in connection with awarding PSUs to the NEOs, the Compensation Committee re-assessed and updated the peer group used for 2021 compensation and performance purposes. During this process, the Compensation Committee noted that several of the companies in the 2020 Peer Group had been recently acquired and therefore no longer could serve as public company peers going forward, specifically WPX Energy, Inc., QEP Resources, Inc. and Parsley Energy, Inc. In addition, the Compensation Committee considered the pending acquisition of Cimarex Energy Co. by Cabot Oil & Gas (now called Coterra Energy Inc.) and the likelihood that the Company’s peer group would be automatically updated in the near term to reflect the removal of Cimarex Energy Co. upon a successful closing of that transaction.

Based on these considerations, and with input and advice from Meridian and Company management, the Compensation Committee added Earthstone Energy, Inc., Magnolia Oil & Gas Corporation, Ranger Oil Corporation (previously called Penn Virginia Corporation) and Whiting Petroleum to our 2021 Peer Group, which effectively offset the completed and pending acquisitions affecting the four historical peer companies discussed above. In addition, the Compensation Committee added the SPDR S&P Oil & Gas Exploration and Production ETF (SPDR XOP ETF), an ETF focused on the U.S. oil and gas exploration and production industry, as an additional performance peer for purposes of determining the Company’s performance for the 2021 PSUs. The graphic below identifies the companies in our 2021 Peer Group, as well as the changes reflected in comparison to our 2020 Peer Group.

In October 2021, Cimarex Energy Co. was acquired by Cabot Oil & Gas (now called Coterra Energy Inc.) and therefore ceased to be part of our peer group going forward. In March 2022, Oasis Petroleum Inc. and Whiting Petroleum announced an agreement to combine their companies. When and if this announced transaction closes, Whiting Petroleum will cease to be part of our peer group going forward.

Role of Executive Officers in Determining Executive Compensation

Our CEO provides the Compensation Committee with a review of the performance of our executives, other than himself, and makes recommendations to the Compensation Committee to assist it in determining executive compensation levels, other than his own. During 2021, our CEO reviewed compensation assessments and data provided by Meridian prior to and in connection with the recommendations he made to the Compensation Committee. While the Compensation Committee utilized this information and valued management’s observations with regard to compensation, the ultimate decisions regarding 2021 executive compensation were made by the Committee.

Other Compensation Practices and Policies

Employment, Severance or Change in Control Agreements

We have not entered into any employment agreements with our NEOs. However, we consider a strong workforce to be essential to our success. To that end, we recognize that the uncertainty which may exist among employees with respect to their “at-will” employment with us could result in the departure or distraction of personnel to our detriment. Accordingly, to encourage the continued attention and dedication of our employees, and to allow our management team to focus on the value to shareholders of strategic alternatives without concern for the impact on their continued employment, we maintain a Change-in-Control Severance Plan under which all of our regular, full-time employees are eligible to receive certain “double trigger” severance payments and benefits upon a qualifying termination of employment within a specified period following a change in control. In February 2021, to remain competitive with similar programs at peer companies, we updated the plan to increase the multiplier used to calculate the cash severance payable to NEOs that experience a qualifying termination following a change in control, among other changes. For a more detailed description of the Severance Plan, see “Potential Payments Upon a Change in Control.”

Company Guidelines Regarding Stock Ownership

We maintain robust Stock Ownership Guidelines for our NEOs, as well as for our non-employee directors, which are intended to demonstrate to our shareholders, the investing public and other employees that the NEOs and non-employee directors are invested in and committed to our Company, and to further align their interests with the interests of our shareholders. Under the guidelines, each NEO must own Company stock equal to a multiple of his or her base salary, and each non-employee director must own Company stock equal to a multiple of his or her annual cash retainer.

In 2021, upon the recommendation of the Compensation Committee, the Board increased the multiple applicable to all NEOs and non-employee directors as set forth below. Based on peer data reviewed by the Compensation Committee when recommending the changes, we believe the updated multiples exceed the prevailing required ownership levels among our peers and demonstrate our heightened focus on aligning the interests of our NEOs and directors with the interests of our shareholders.

Position	Multiple of Base Salary / Annual Cash Retainer
Chief Executive Officer	8X
Non-Employee Directors	7X
Chief Financial Officer	4X
Chief Operating Officer	4X
General Counsel	3X
Chief Accounting Officer	3X

Our NEOs and non-employee directors generally have a transition period of five years from the later of the date of adoption of the guidelines or the date she or he became a NEO or non-employee director to come into full compliance with the guidelines. A NEO or non-employee director who is not in compliance with the guidelines on the applicable compliance date is prohibited from selling or transferring any Company stock, except as needed to pay income tax liabilities relating to the vesting or exercise price of a stock option, and may be subject to such other discipline as determined by the Compensation Committee. There is an exception to the holding requirement for severe hardship or compliance with court or domestic relations orders, subject to approval by the Compensation Committee.

As of December 31, 2021, all of our NEOs and non-employee directors were in compliance with the stock ownership guidelines, either through meeting the ownership requirement or by being within the transition period.

Company Anti-Hedging Policy

Our Insider Trading and Regulation FD Policy prohibits all of our directors, officers and other employees, as well as those acting on behalf of the Company, such as auditors, agents and consultants, from engaging in certain speculative transactions in our securities, including short-term trading, short sales, transactions in puts, calls or other derivatives, margin accounts, pledging for collateral purposes and hedging. To our knowledge, all such covered individuals are in compliance with this policy.

Clawback Policy

We have adopted a clawback policy that applies to each of our NEOs. Under the policy, recoupment of cash incentive compensation or performance-based equity compensation would generally be required in the event we restate our financial statements as a result of a material error in such financials that was caused by the fraud or intentional misconduct of one of the officers covered by the policy. In the event of such misconduct, we may recoup cash incentive compensation or performance-based equity compensation that was paid, granted, earned or vested based wholly or in part upon the attainment of any financial reporting measure during the three years prior to the restatement. The policy gives the Compensation Committee discretion to determine whether a clawback of compensation should be initiated in any given case, as well as the discretion to make other determinations, including whether a covered individual’s conduct meets the specified standard, the amount of compensation to be clawed back and the form of reimbursement to the Company. In order to comply with applicable law, the clawback policy will be updated or modified once the SEC adopts final clawback rules pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Tax Treatment of NEO Compensation

Section 162(m) of the Code imposes an annual deduction limit of $1 million on the amount of compensation paid by a public company to “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017 (TCJA), the deduction limit did not apply to “performance-based compensation” that satisfied the requirements of Section 162(m). Performance stock unit awards and stock options issued under our 2016 Long-Term Incentive Plan prior to November 2, 2017 were generally intended to satisfy the requirements of the Section 162(m) performance-based compensation exemption. The TCJA eliminated the performance-based compensation exemption, although compensation paid pursuant to a written binding contract which was in effect on November 2, 2017, may be “grandfathered” and still qualify for the performance-based compensation exception under certain circumstances. While the Compensation Committee considers the impact of Section 162(m) and other tax rules when developing, structuring and implementing our executive compensation programs, the Compensation Committee also believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, some of our compensation awards are nondeductible.

Early 2022 Compensation Decisions

In early 2022, the Compensation Committee considered the design of the executive compensation program, the views raised by our shareholders during our shareholder outreach and changes in industry conditions since 2021 and, following review and input by Meridian, approved the following performance metrics and weightings for the 2022 AIP.

Of the five performance metrics used in 2021, four will be used again in 2022 with slight modification and revised target levels. The Total Debt performance metric was removed and replaced with a Free Cash Flow metric, and we added performance metrics tied to our performance on our goals to reduce flaring and oil spills. In addition to those formulaic ESG targets (which will be equally weighted within the combined 10% ESG weighting), our 2022 performance will also be measured against certain additional preset quantitative and qualitative goals relating to ESG, which will be considered by the Compensation Committee along with other preset goals on strategic initiatives and people development and culture in the 25% non-formulaic portion of the program.

Category	Weighting	Metric
▪ Balance Sheet	15%	Net Debt / LTM EBITDA
▪ Returns	15%	Cash Return on Capital Employed
▪ Capital Efficiency	15%	F&D per Boe for 2022 Wells
▪ Cost Structure	10%	(LOE + Cash G&A) / Boe
▪ Free Cash Flow	10%	Free Cash Flow / Share
▪ ESG	10%	Percentage of Gas Flared
		Percentage of Oil Spilled
▪ Strategic Initiatives ▪ ESG Program Advancement ▪ People Development / Culture	25%	The combined payout percentage for these goals will be determined by the Compensation Committee after considering our quantitative and qualitative performance relative to the goals in these areas

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with members of management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee

Maire A. Baldwin (Chair)

Matthew G. Hyde

Steven J. Shapiro

Jeffrey H. Tepper

Executive Compensation

The following table sets forth the compensation paid to or earned by our NEOs in their capacities as NEOs of the Company during 2021, 2020 and 2019:

2021 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Sean R. Smith	2021	708,291	–	6,590,088	1,357,200	21,681	8,677,260
Chief Executive Officer	2020	560,692	–	5,242,233	783,000	20,348	6,606,273
	2019	481,257	122,907	3,259,126	491,625	19,861	4,374,776
George S. Glyphis	2021	439,838	–	3,099,555	691,824	25,525	4,256,742
Executive Vice President and	2020	400,688	–	2,613,556	399,129	23,792	3,437,165
Chief Financial Officer	2019	434,124	110,870	2,628,622	443,477	19,861	3,636,954
Davis O. O’Connor	2021	398,817	–	2,119,020	560,377	27,748	3,105,962
Executive Vice President and	2020	373,456	–	1,693,153	323,294	25,664	2,415,567
General Counsel	2019	390,712	84,815	1,787,702	339,260	25,277	2,627,766
Matthew R. Garrison	2021	392,438	–	2,096,760	589,095	21,591	3,099,884
Executive Vice President and	2020	354,973	–	1,675,370	333,450	20,240	2,384,033
Chief Operating Officer
Brent P. Jensen	2021	349,557	–	1,645,695	463,874	25,525	2,484,651
Senior Vice President and	2020	327,328	–	1,314,957	267,620	23,792	1,933,697
Chief Accounting Officer	2019	342,453	61,221	1,366,971	244,882	23,405	2,038,932

(1)

Amounts in this column reflect the aggregate grant date fair value of restricted stock and performance stock units (PSUs) granted during 2021, computed in accordance with FASB’s ASC Topic 718, Stock-based Compensation (ASC Topic 718), excluding the effect of estimated forfeitures. Fair value of the PSUs was determined using a Monte Carlo simulation. The assumptions used by the Company in calculating these amounts for 2021 are included in Note 6 to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (2021 Form 10-K). The maximum possible value of the 2021 PSUs, based on the closing price per share of our common stock on the date they were granted ($5.25), was as follows: $6,527,916 for Mr. Smith, $2,712,111 for Mr. Glyphis, $1,854,143 for Mr. O’Connor, $1,834,665 for Mr. Garrison and $1,439,983 for Mr. Jensen.  For additional information regarding the stock-based awards granted to the NEOs in 2021, refer to the 2021 Grants of Plan-Based Awards table.

(2)	Amounts for 2021 represent the Annual Incentive Program (AIP) compensation awarded in recognition of 2021 performance, which was paid to the NEOs in March 2022.
(3)

Amounts in this column reflect matching contributions to the 401(k) Plan made by the Company on the NEO’s behalf, the value of holiday gift cards and the amount of imputed income associated with the Company-paid basic life insurance maintained on the NEO’s behalf and for reserved parking for the NEO.

2021 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#) (1)	Awards ($)(2)
Sean R. Smith		–	$904,800	$1,809,600
	7/27/2021							331,577	1,740,779
	7/27/2021				130,558	497,365	1,243,413		4,849,309
George S. Glyphis		–	$461,216	$922,432
	7/27/2021							206,637	1,084,844
	7/27/2021				54,242	206,637	516,593		2,014,711
Davis O. O’Connor		–	$373,585	$747,170
	7/27/2021							141,268	741,657
	7/27/2021				37,083	141,268	353,170		1,377,363
Matthew R. Garrison		–	$392,730	$785,460
	7/27/2021							139,784	733,866
	7/27/2021				36,693	139,784	349,460		1,362,894
Brent P. Jensen		–	$309,250	$618,500
	7/27/2021							109,713	575,993
	7/27/2021				28,800	109,713	274,283		1,069,702

(1)	The award will vest and, if applicable, become exercisable in three substantially equal annual installments following the date of grant, subject to the NEO’s continued service with us.
(2)

All awards were made pursuant to the LTIP.  Amounts in this column reflect the aggregate grant date fair value of awards granted during 2021 computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used by the Company in calculating these amounts are included in Note 6 to the 2021 Form 10-K.

Outstanding Equity Awards at 2021 Fiscal Year-End

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options		Option Exercise	Option	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
Name	Grant Date	Exercisable (#)	Unexercisable (#)	Price ($)	Expiration Date	Vested (#)(1)	Vested ($)	Vested (#)(2)	Vested ($)
Sean R.	10/27/2016	300,000	-	14.52	10/26/2026
Smith	2/25/2019					6,934	41,465
	7/30/2019					117,018	699,768	102,237	611,377
	2/24/2020					54,625	326,658
	7/28/2020					1,713,148	10,244,625	5,139,444	30,733,875
	7/27/2021					331,577	1,982,830	130,558	780,739
George S.	10/27/2016	250,000	-	14.52	10/26/2026
Glyphis	2/25/2019					6,255	37,405
	7/30/2019					94,369	564,327	82,449	493,045
	2/24/2020					49,276	294,670
	7/28/2020					854,104	5,107,542	2,562,310	15,322,614
	7/27/2021					206,637	1,235,689	54,242	324,368
Davis O.	10/27/2016	125,000	-	14.52	10/26/2026
O’Connor	2/25/2019					4,785	28,614
	7/30/2019					64,171	383,743	56,065	335,269
	2/24/2020					37,696	225,422
	7/28/2020					778,937	4,658,043	1,166,652	6,976,579
	7/27/2021					141,268	844,783	37,083	221,755
Matthew R.	10/27/2016	150,000	-	14.52	10/26/2026
Garrison	2/25/2019					4,127	24,679
	7/30/2019					79,231	473,801
	2/24/2020					34,206	204,552
	7/28/2020					770,756	4,609,121	1,154,400	6,903,312
	7/27/2021					139,784	835,908	36,693	219,426
Brent P.	3/24/2017	125,000	-	17.17	3/24/2027
Jensen	2/25/2019					3,454	20,655
	7/30/2019					49,072	293,451	42,873	256,381
	2/24/2020					27,209	162,710
	7/28/2020					604,947	3,617,583	906,060	5,418,239
	7/27/2021					109,713	656,084	28,800	172,224

(1)	Represents shares of restricted stock, which vest on the vesting dates set forth in the following table (subject generally to continued employment).
	Shares of Restricted Stock by Vesting Dates
Name	2/12/2022	3/1/2022	8/1/2022	9/1/2022	3/1/2023	9/1/2023	9/1/2024	Total
Sean R. Smith	6,934	27,312	117,018	967,099	27,313	967,100	110,526	2,223,302
George S. Glyphis	6,255	24,638	94,369	495,930	24,638	495,932	68,879	1,210,641
Davis O. O’Connor	4,785	18,848	64,171	436,557	18,848	436,558	47,090	1,026,857
Matthew R. Garrison	4,127	17,103	79,231	431,972	17,103	431,973	46,595	1,028,104
Brent P. Jensen	3,454	13,604	49,072	339,044	13,605	339,045	36,571	794,395
(2)

Represents PSUs, which vest based on the Company’s TSR as compared to the TSR of the compensation peer group over a three-year performance period and, for the PSUs granted in 2021, the Company’s absolute annualized TSR over the performance period. The number of PSUs reported is based on the number of PSUs granted to each NEO multiplied by the performance multiplier for the threshold level of performance (for the PSUs granted in 2019 and 2021) and the maximum level of performance (for the PSUs granted in 2020). The market or payout value for these PSUs is calculated using the $5.98 per share closing price of our common stock on December 31, 2021.

Option Exercises and Stock Vested in 2021

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Sean R. Smith	1,037,131	$5,205,892
George S. Glyphis	575,108	$2,876,711
Matthew R. Garrison	510,479	$2,562,934
Davis O. O’Connor	492,975	$2,466,935
Brent P. Jensen	380,000	$1,902,425

Potential Payments upon a Change in Control

Change in control severance protection is provided to all of our regular, full-time employees, including our NEOs, under our Severance Plan, which was last updated by our Board in February 2021. The Severance Plan has a “double trigger” mechanism, which requires first that a change in control event has occurred, and second that, within a specified period thereafter, the employee has incurred a qualifying termination.

Under the Severance Plan, if, within 24 months following a change in control, we terminate the employment of one of our NEOs without cause or if the NEO resigns for good reason, then such NEO will be entitled to receive:

▪	Severance Payment: Cash payment equal to 3.0 times (for our CEO) or 2.75 times (for our other NEOs) the sum of the NEO’s base salary and average AIP award for the preceding three years;
▪	Prorated Bonus: Prorated AIP award (paid at target) for the year of termination;
▪

Accelerated Vesting: Accelerated vesting of the NEO’s unvested time-based equity awards and performance-based awards (based on the actual achievement of the applicable performance conditions through the termination date);

▪

Health Benefits: Cash payment equal to 125% of the aggregate COBRA premiums that the NEO would need to pay to continue coverage of the benefit plans for the NEO and the NEO’s family for two years following the termination date; and

▪	Other Benefits: Outplacement benefits for one year following the termination date.

The following table provides estimates of the payments and benefits that would be paid to each NEO under each element of our compensation program assuming that such NEO’s employment was terminated on December 31, 2021 and the “double trigger” requirements under the Severance Plan were satisfied. In all cases, the amounts were valued as of December 31, 2021, based upon, where applicable, $5.98 per share (the closing price of our common stock on December 31, 2021).

Name	Salary ($)	Cash Bonus ($)	COBRA Premiums and Outplacement Benefit ($)	Accelerated Equity Vesting ($)	Total ($)
Sean R. Smith	2,262,000	2,701,925	60,045	39,518,284	44,542,254
George S. Glyphis	1,268,344	1,665,656	84,300	20,501,523	23,519,823
Matthew R. Garrison	1,136,850	1,265,635	78,994	11,900,822	14,382,301
Davis O. O’Connor	1,141,509	1,311,445	60,130	12,289,691	14,802,775
Brent P. Jensen	1,000,513	1,017,614	78,994	9,522,063	11,619,184

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information regarding the ratio of the annual total compensation of our median employee to that of our CEO.

The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

We identified the median employee from our entire employee population (other than our CEO), whether employed on a full-time or part-time basis, as of December 31, 2021, which consisted of 146 employees. Within this group of employees, the median employee was identified by using a total target cash compensation measure, which was calculated by annualizing on a straight-line basis the salary of each employee as of December 31, 2021 and adding each employee’s target bonus and the amount of employer-paid benefits received by each employee in 2021. The compensation measure was consistently applied to all employees.

Once we identified the median employee, we then calculated that employee’s annual total compensation in the same manner as the CEO’s total compensation, as reported in the Summary Compensation Table.

For 2021, the annual total compensation of our median employee was $198,914, and the annual total compensation of our CEO was $8,677,260, as reported in the Summary Compensation Table. Therefore, in 2021, the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was approximately 44 to 1.

Compensation Risk Assessment

Management has conducted a risk assessment of our compensation plans and practices and concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The objective of the assessment was to identify any compensation plans or practices that may encourage employees to take unnecessary risks that could threaten the Company. No such plans or practices were identified by management. The Compensation Committee has also reviewed the risks and rewards associated with our compensation plans and practices and agrees with management’s conclusion.

Director Compensation

Directors who are not also our employees or affiliated with Riverstone receive compensation under our director compensation program, which is reviewed by the Compensation Committee and is approved by the Board. We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board.

We have historically provided annual equity awards to our non-employee directors each December 31, but our Board determined, following input and advice from Meridian, to shift the grant date for future non-employee director equity awards to coincide with our annual shareholders’ meeting, which typically occurs in late April or early May. When making this determination in July 2021, the Board also awarded off-cycle grants to the non-employee directors, which were prorated to effectively compensate the directors for the timeframe between December 31, 2021 and May 1, 2022, when the next non-employee director grants are anticipated.

Other than these off-cycle grants used to effectively provide a bridge to the next annual grants, our non-employee director compensation program remained unchanged from the 2020 program. However, at the beginning of 2021, the director cash retainers continued to be reduced by 25%, which were reductions implemented in 2020 in response to the COVID-19 pandemic as part of a series of measures we took to reduce expenses and further align the short-term director and executive compensation with the shareholder experience. The normal cash retainers were restored by the Board effective February 25, 2021, which coincided with the restoration of the normal base salaries for the NEOs.

The following identifies the combination of cash retainers (at restored, normal levels), which are paid quarterly in arrears, and equity awards applicable to each director role under our non-employee director compensation program.

Role	Equity Awards ($)	Cash Retainers ($)

Director	162,500	87,500
Independent Board Chairman	67,000	33,000
Chair of Audit Committee	20,000	—
Chair of Compensation Committee	15,000	—
Chair of NESG Committee	15,000	—

We also reimburse all directors for travel and other necessary business expenses incurred in the performance of their services for us, including expenses for any relevant director education programs they attend. We extend coverage to all directors under our directors’ and officers’ indemnity insurance policies.

The following table contains information concerning the compensation of our non-employee directors for 2021.

Name	Fees Earned in Cash ($)	Stock Awards ($)(1)	Total ($)
Maire A. Baldwin	84,158	57,150	141,308
Jeffrey H. Tepper	84,158	58,762	142,920
Matthew G. Hyde	84,158	57,150	141,308
Steven J. Shapiro	115,898	73,892	189,790
Vidisha Prasad(2)	38,757	117,723	156,480
Karl Bandtel(3)	40,408	-	40,408
Pierre F. Lapeyre, Jr. (4)	-	-	-
David M. Leuschen (4)	-	-	-
Robert M. Tichio (4)	-	-	-

(1)

Amounts in this column reflect the aggregate grant date fair value of restricted stock computed in accordance with ASC Topic 718. As of December 31, 2021, the non-employee directors held the following number of outstanding stock awards, all of which were unvested shares of restricted stock.

Name	Outstanding Stock Awards
Maire A. Baldwin	10,603
Jeffrey H. Tepper	10,902
Matthew G. Hyde	10,603
Steven J. Shapiro	13,709
Vidisha Prasad	21,841
(2)	Ms. Prasad was appointed to the Board on July 22, 2021.
(3)

Mr. Bandtel resigned from the Board on July 22, 2021 prior to grant date of the 2021 grants to the non-employee directors. In connection with his resignation, his unvested shares of restricted stock were forfeited pursuant to the terms thereof.

(4)	Messrs. Lapeyre, Leuschen and Tichio are affiliated with Riverstone and did not receive any compensation for serving as directors in 2021.

Equity Compensation Plan Information

The following table provides information related to our equity compensation plan as of December 31, 2021.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Available for Future Issuance Under Equity Compensation Plans (#)(2)
Equity compensation plans approved by security holders	2,212,798	15.31	287,875
Equity compensation plans not approved by security holders	-	-	-
Total	2,212,798	15.31	287,875
(1)	Consists of stock options outstanding under our 2016 Long Term Incentive Plan.
(2)	Consists of shares of our common stock available for future issuance under our 2016 Long Term Incentive Plan

Executive Officers

The following sets forth, as of March 11, 2022 the ages, positions and selected biographical information for our executive officers who are not directors:

George S. Glyphis
Chief Financial Officer Age: 52

George S. Glyphis has been our Chief Financial Officer since October 2016. Prior to being named Executive Vice President and Chief Financial Officer in July 2021, he served as Vice President and Chief Financial Officer. Since July 2014, he has served as Vice President and Chief Financial Officer of Centennial Resource Production, LLC, the private Centennial that was later acquired in connection with our business combination. Prior to joining Centennial, Mr. Glyphis served as a Managing Director in the Oil & Gas Investment Banking practice at J.P. Morgan where his client base was comprised primarily of upstream and integrated oil and gas companies. In his 21 years at J.P. Morgan, Mr. Glyphis led the origination and execution of transactions including initial public offerings, equity follow-on offerings, high yield and investment grade bond offerings, corporate mergers and acquisitions, asset acquisition and divestitures, and reserve-based and corporate lending. Mr. Glyphis earned his Bachelor of Arts degree in History from the University of Virginia.

Matthew R. Garrison
Chief Operating Officer Age: 40

Mr. Garrison has served as our Vice President and Chief Operating Officer since April 2020. Prior to being named Executive Vice President and Chief Operating Officer in July 2021, he served as Vice President and Chief Operating Officer. Prior to that, he served as Vice President of Geosciences since October 2016. Mr. Garrison served as Division Exploration Manager for EOG Resources, Inc. in their Midland Division from 2014-2016. His work focused on the Exploration and Development of the Delaware Basin assets, which primarily consisted of the Avalon, Bone Spring and Wolfcamp Shale. Prior to that, Mr. Garrison was the project geologist responsible for the development of EOG’s Delaware Basin assets. He worked in the Delaware Basin for EOG from 2011-2016. Prior to that, Mr. Garrison worked in EOG’s Fort Worth Division from 2007-2011, where he worked both the Barnett gas play in Johnson County, and the Barnett combined play in Montague and Cooke County as a project geologist. In total, Mr. Garrison worked for EOG for nine years prior to joining Centennial. Mr. Garrison received his B.S. in Geology from Texas A&M University, and his M.S. in Geology from Oklahoma State University.

Davis O. O’Connor
General Counsel Age: 67

Davis O. O’Connor has served as our Vice President and General Counsel since October 2016. Prior to being named Executive Vice President and General Counsel in July 2021, he served as Vice President and General Counsel. Prior to that, Mr. O’Connor served as General Counsel of private Centennial on a contract basis since May 2014. Before Centennial, Mr. O’Connor served as Vice President and General Counsel of Berry Petroleum Company until Berry merged with LinnCo, LLC and Linn Energy, LLC in December 2013. After earning his Bachelor of Arts and Juris Doctor degrees from Cornell University and Cornell Law School, Mr. O’Connor joined the Denver office of Holland & Hart LLP as an associate attorney. In 1985, he was promoted to partner and later served on the firm’s Management Committee and chaired its Minerals Practice Group. In 2010, Mr. O’Connor left Holland & Hart LLP and joined Berry.

Brent P. Jensen
Chief Accounting Officer Age: 52

Brent P. Jensen has served as our Vice President and Chief Accounting Officer since March 2017. Prior to being named Senior Vice President and Chief Accounting Officer in July 2021, he served as Vice President and Chief Accounting Officer. Prior to that, Mr. Jensen served as Vice President, Finance and Treasurer of Whiting Petroleum Corporation from March 2015 to March 2017. Mr. Jensen joined Whiting in August 2005 as Controller and became Controller and Treasurer in January 2006, and he was the designated principal accounting officer at Whiting from 2006 until his departure in 2017. Mr. Jensen was previously with PricewaterhouseCoopers L.L.P. in Houston and Los Angeles, where he held various positions in their oil and gas audit practice since 1994, which included assignments of four years in Moscow, Russia and three years in Milan, Italy.  He has over 25 years of oil and gas accounting experience and is a Certified Public Accountant inactive. Mr. Jensen holds a Bachelor of Arts degree from the University of California, Los Angeles.

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

Our Board has adopted a Related Person Transaction Policy, a copy of which is available on our website at www.cdevinc.com. Under the policy, our Audit Committee reviews and, where the Audit Committee determines them to be in our best interests, approves all transactions and arrangements that have an aggregate value exceeding $120,000, in which the Company participates and a Related Person to the Company has a direct or indirect material interest. For purpose of the policy, a Related Person includes our directors, director nominees, executive officers and any holder of more than 5% of our common stock, and their respective immediate family members.

In determining whether a related person transaction or arrangement is in our best interests, the Audit Committee considers, among other factors, the position within or relationship of the Related Person with us, the materiality of the transaction or arrangement, the business purpose for and reasonableness of the transaction or arrangement, whether the transaction or arrangement is comparable to one that could be available on an arms-length basis to us or is on terms we offer generally to persons who are not related, whether the transaction is in the ordinary course of our business and was proposed and considered in the ordinary course, and the effect of the transaction or arrangement on our business and operations. The policy provides that the following do not create a material direct or indirect interest on behalf of the Related Person and are therefore not related person transactions:

▪	reimbursements or payments of business expenses;
▪	executive officer or director compensation in accordance with the disclosure exceptions provided for in Instruction 5 to Item 404(a) of Regulation S-K (or any successor rule);
▪

any charitable contribution, grant, endowment or pledge by us to a charitable organization, foundation or university where the Related Person’s only relationship with that organization is as a director and the aggregate amount involved does not exceed $200,000;

▪

any transaction in which the interest of the Related Person arises solely from the ownership of a class of the Company’s equity securities and all holders of that class receive the same benefit on a pro rata basis (for example, dividends); and

▪	any transaction with an entity at which the Related Person’s only relationship is as a director.

Annually, the Audit Committee reviews any previously approved related person transaction or arrangement that is continuing and determines based on then existing facts and circumstances whether it is in our best interest to continue, modify or terminate each such transaction or arrangement.

The Related Person Transactions Policy supplements the conflict of interest provisions in our Code of Business Conduct and Ethics (the Code of Ethics).

Our Code of Ethics requires us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our Board (or the appropriate committee of our Board) or as disclosed in our public filings with the SEC. Under our Code of Ethics, conflict of interest situations include, among others, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company, and any circumstance, event, relationship or situation in which the personal interest of any of our directors, officers or employees interferes or appears to interfere with our interests as a whole. A copy of our Code of Ethics is available on our website at www.cdevinc.com. We intend to satisfy the disclosure requirement regarding any amendment to, or any waiver of, a provision of the Code of Ethics by posting such information on our website.

Although our management believes that the terms of the related person transactions described below are reasonable, it is possible that we could have negotiated more favorable terms for such transactions with unrelated third parties.

Related Person Transactions Relating to Riverstone

From time to time, we sell our produced oil and gas and other hydrocarbons to affiliates of Riverstone. In 2021, we sold natural gas to Lucid Energy Delaware, LLC, a midstream company affiliated with Riverstone, and we received approximately $21.5 million in revenue in connection with those sales, which was offset by approximately $6.9 million in gathering, processing and transportation expenses that we paid to Lucid Energy Delaware, LLC in 2021.

Riverstone held $106.3 million of the Company’s Senior Secured Notes as of December 31, 2020. In April 2021, the Company redeemed all of its Senior Secured Notes, including the portion held by Riverstone. In connection with this redemption, the Company paid $3.8 million in accrued interest associated with the Senior Secured Notes, including $3.1 million to Riverstone during the year ended December 31, 2021.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us regarding ownership of shares of our common stock as of March 11, 2022 by:

▪	each person who is the beneficial owner of more than 5% of the outstanding shares of our common stock;
▪	each of our named executive officers and directors for 2021; and
▪	all of our current executive officers and directors, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages are based on 284,991,150 shares of our common stock outstanding as of March 11, 2022.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned	% of Shares Beneficially Owned
5% or Greater Shareholders
Funds affiliated with Riverstone Holdings(1)	72,547,670	25.5%
Directors and Named Executive Officers
Sean R. Smith(2)	3,358,570	1.2%
George S. Glyphis(3)	2,507,108	*
Matthew R. Garrison(4)	1,535,773	*
Davis O. O’Connor(5)	1,580,364	*
Brent P. Jensen(6)	1,072,839	*
Maire A. Baldwin(7)	197,290	*
Matthew G. Hyde(8)	173,247	*
Pierre F. Lapeyre Jr.(1)	72,547,670	25.5%
David M. Leuschen(1)	72,547,670	25.5%
Vidisha Prasad(9)	21,841	*
Steven J. Shapiro(10)	384,726	*
Jeffrey H. Tepper(11)	182,612	*
Robert M. Tichio	—	—%
All directors and executive officers, as a group (13 individuals)	83,562,040	29.2%

* = Less than 1%.

(1)

Includes 51,188,619 shares of common stock held of record by Riverstone VI Centennial QB Holdings, L.P. (“Riverstone QB Holdings”), 12,524,331 shares of common stock held of record by REL US Centennial Holdings, LLC (“REL US”), 5,145,600 shares of common stock held of record by Riverstone Non-ECI USRPI AIV, L.P. (“Riverstone Non-ECI”), 2,499,866 shares of common stock held of record by Silver Run Sponsor, LLC (“Silver Run Sponsor”) and 1,189,254 shares of common stock held of record by David Leuschen. David Leuschen and Pierre F. Lapeyre, Jr. are the managing directors of Riverstone Management Group, L.L.C. (“Riverstone Management”) and have or share voting and investment discretion with respect to the securities beneficially owned by Riverstone Management. Riverstone Management is the general partner of Riverstone/Gower Mgmt Co Holdings, L.P. (“Riverstone/Gower”), which is the sole member of Riverstone Holdings LLC (“Riverstone Holdings”) and the sole shareholder of Riverstone Holdings II (Cayman) Ltd. (“Riverstone Holdings II”). Riverstone Holdings is the managing member of Silver Run Sponsor Manager, LLC (“Silver Run Manager”), which is the managing member of Silver Run Sponsor. As such, each of Silver Run Manager, Riverstone Management, Riverstone/Gower, Riverstone Holdings, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Silver Run Sponsor.  Each such entity or person disclaims beneficial ownership of these securities.  Riverstone Holdings is also the sole shareholder of Riverstone Energy GP VI Corp (“Riverstone Energy Corp”), which is the managing member of Riverstone Energy GP VI, LLC (“Riverstone Energy GP”), which is the general partner of Riverstone Energy Partners VI, L.P. (“Riverstone Energy Partners”), which is the general partner of Riverstone QB Holdings. As such, each of Riverstone Energy Partners, Riverstone Energy GP, Riverstone Energy

Corp, Riverstone Holdings, Riverstone/Gower, Riverstone Management, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Riverstone QB Holdings.  Each such entity or person disclaims beneficial ownership of these securities. Riverstone Holdings II is the general partner of Riverstone Energy Limited Investment Holdings, LP, which is the sole shareholder of REL IP General Partner Limited (“REL IP GP”), which is the general partner of REL IP General Partner LP (“REL IP”), which is the managing member of REL US.  As such, each of REL IP, REL IP GP, Riverstone Holdings II, Riverstone/Gower, Riverstone Management, Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by REL US. Each such entity or person disclaims beneficial ownership of these securities.  Riverstone Non-ECI GP Ltd. (“Non-ECI GP Ltd.”) is the sole member of Riverstone Non-ECI GP Cayman LLC (“Non-ECI Cayman GP”), which is the general partner of Riverstone Non-ECI Partners GP (Cayman), L.P. (“Non-ECI Cayman”), which is the sole member of Riverstone Non-ECI USRPI AIV GP, L.L.C. (“Riverstone Non-ECI GP”), which is the general partner of Riverstone Non-ECI.  Non-ECI GP Ltd. is managed by Mr. Leuschen and Mr. Lapeyre, who have or share voting and investment discretion with respect to the securities held of record by Riverstone Non-ECI. As such, each of Riverstone Non-ECI GP, Non-ECI Cayman, Non-ECI Cayman GP, Non-ECI GP Ltd., Mr. Leuschen and Mr. Lapeyre may be deemed to have or share beneficial ownership of the securities held directly by Riverstone Non-ECI. Each such entity or person disclaims beneficial ownership of these securities.  The business address for each person named in this footnote is c/o Riverstone Holdings, 712 Fifth Avenue, 36th Floor, New York, NY 10019. This information is based upon Amendment No. 12 to the Schedule 13D filed by affiliates of Riverstone on March 11, 2022.

(2)

Amount reflected in the table for Mr. Smith includes 2,189,056 shares of restricted common stock subject to continued time-based vesting requirements and 300,000 shares of common stock issuable upon the exercise of stock options.

(3)

Amount reflected in the table for Mr. Glyphis includes 1,179,748 shares of common stock subject to continued time-based vesting requirements and 250,000 shares of common stock issuable upon the exercise of stock options.

(4)

Amount reflected in the table for Mr. Garrison includes 1,006,874 shares of common stock subject to continued time-based vesting requirements and 150,000 shares of common stock issuable upon the exercise of stock options.

(5)

Amount reflected in the table for Mr. O’Connor includes 1,003,224 shares of common stock subject to continued time-based vesting requirements and 125,000 shares of common stock issuable upon the exercise of stock options.

(6)

Amount reflected in the table for Mr. Jensen includes 777,337 shares of common stock subject to continued time-based vesting requirements and 125,000 shares of common stock issuable upon the exercise of stock options.

(7)	Amount reflected in the table for Ms. Baldwin includes 10,603 shares of common stock subject to continued time-based vesting requirements.
(8)	Amount reflected in the table for Mr. Hyde includes 10,603 shares of common stock subject to continued time-based vesting requirements.
(9)	Amount reflected in the table for Ms. Prasad represent shares of common stock subject to continued time-based vesting requirements.
(10)	Amount reflected in the table for Mr. Shapiro includes 13,709 shares of common stock subject to continued time-based vesting requirements.
(11)	Amount reflected in the table for Mr. Tepper includes 10,902 shares of common stock subject to continued time-based vesting requirements.

Proposal 2

Approval on an Advisory Basis of our Named Executive Officer Compensation

In accordance with the Dodd-Frank Act of 2010 and Section 14A of the Exchange Act, we are asking our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success.  Please read “Compensation Discussion and Analysis” and the accompanying tables and narrative disclosure for details about our executive compensation programs.  We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders of Centennial Resource Development, Inc. (the Company) approve, by a non-binding advisory vote, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on our company, our Board or the Compensation Committee. However, our Board and the Compensation Committee value the opinions of our shareholders and intend to consider our shareholders’ views regarding our executive compensation programs, including in making future decisions relating to such programs. Our shareholders will have a “say-on-pay” vote each year, and the next “say-on-pay” vote will take place at our 2023 Annual Meeting.

Vote Required and Board Recommendation

The approval by a non-binding advisory vote of our named executive officer compensation requires the vote of a majority of the votes cast by the shareholders present or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions will not be counted as a vote cast and, therefore, will not have an effect on the outcome of the vote.  Broker non-votes have no effect on the outcome of the vote.

☑

Our Board unanimously recommends that you vote “FOR” the approval of the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Proposal 3

Approval of the Amended LTIP

We adopted the Centennial Resource Development, Inc. 2016 Long Term Incentive Plan (the Plan) in connection with our initial public offering in 2016, and we believe the Plan enhances our ability to attract, retain and motivate persons who make (are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities. We amended the Plan on March 16, 2020 through the First Amended and Restated Centennial Resource Development, Inc. 2016 Long Term Incentive Plan (the Existing Plan), and we are proposing certain changes to the Existing Plan as detailed in this section.

We are asking our shareholders to approve the Second Amended and Restated Centennial Resource Development, Inc. 2016 Long Term Incentive Plan (the Amended LTIP), which would amend and restate the Existing Plan. On March 10, 2022, at the recommendation of the Compensation Committee, the Board adopted the Amended LTIP, subject to and effective upon approval of the Amended LTIP by our shareholders at the Annual Meeting. A copy of the Amended LTIP is attached to this Proxy Statement as Appendix B.

If approved by our shareholders, the Amended LTIP would:

▪	Increase the number of shares of our common stock reserved for issuance under the Plan by 19,500,000 shares; and
▪	Extend the termination date of the Plan to March 10, 2032, the tenth anniversary of the date the Amended LTIP was approved by the Board.

We believe that the Amended LTIP is essential to our success. Equity awards are intended to motivate high levels of performance and align the interests of our directors, employees and consultants with those of our shareholders by giving directors, employees and consultants the perspective of an owner with an equity stake in the Company and providing a means of recognizing their contributions to the success of the Company. The Board and our management team believe that equity awards are necessary to remain competitive in our industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.

As of March 11, 2022, the Existing LTIP had approximately 320,000 shares available for future awards. If the Amended LTIP is not approved, we estimate that we will not have enough shares remaining under the Existing LTIP to make awards in 2022 that are consistent with our historical usage and expected practices. Therefore, we believe it is very important to increase the share reserve so that we can continue to use equity awards to attract, retain, and motivate employees.

If our shareholders approve the Amended LTIP, the Amended LTIP will become effective on the date of the Annual Meeting, which is scheduled for April 27, 2022. If our shareholders do not approve the Amended LTIP, the Existing Plan will continue in accordance with its terms as in effect immediately prior to the date the Amended LTIP was approved by the Board.

Considerations for Approval of the Amended LTIP

In recommending the Amended LTIP to the Board for approval, the Compensation Committee reviewed employee and compensation data provided by Company management and analyses prepared by Meridian Compensation Partners, LLC (Meridian), an independent compensation consultant retained by the Compensation Committee. Considerations taken into account by the Compensation Committee included:

▪	Competitiveness. Our ability to grant equity awards is critical to our ability to be competitive and to attract, retain and motivate the talent we need for success.
▪

Duration of current shares.  If we do not increase the shares available for issuance, we expect the number of available shares under the Existing Plan to be substantially depleted by the end of 2022. If our shareholders approve the Amended LTIP, we estimate that the shares reserved for issuance under the Amended LTIP would be sufficient for three to four additional years of awards, based on projected employee headcount and grant amounts.

▪Reasonable overhang and burn rate.

–

If approved, the issuance of the additional 19.5 million shares to be reserved under the Amended LTIP represents approximately 6.8% of the number of shares of our common stock outstanding as of March 11, 2022.

–

In 2021, 2020 and 2019, equity awards representing a total of approximately 3.1 million shares, 10.4 million shares and 4.9 million shares, respectively, were granted under the Plan, assuming target performance for our performance-based restricted stock units. This level of equity awards represents an annual equity burn rate of approximately 1.1%, 3.7% and 1.9%, respectively, and a three-year average burn rate of 2.2% of shares. Equity burn rate is calculated by dividing the number of shares subject to equity awards granted during the year by the weighted average number of shares outstanding during the period.

Benefits of the Amended LTIP

The Amended LTIP provides the Company with the flexibility to effectively use the shares under the Amended LTIP to provide incentives to our employees and other service providers. The Amended LTIP contains provisions we believe are consistent with best practices in equity compensation and which we believe further protect the interests of our shareholders. These include:

✓

No Discounted Options or Stock Appreciation Rights. Stock options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date, except with respect to certain substitute awards granted in connection with a corporate transaction.

✓

No Repricing Without Shareholder Approval. Other than in connection with certain corporate transactions, we may not reduce the exercise price of an option or stock appreciation right, exchange an option of stock appreciation right for a new award with a lower exercise price or cancel an option or stock appreciation right with an exercise price that is above the market value of a share for cash or other securities, in each case, unless such action is approved by our shareholders.

✓

No Liberal Share Recycling. Shares used to pay the exercise price of an option or the withholding taxes related to an outstanding award, unissued shares resulting from the net settlement of stock-settled stock appreciation rights, and shares purchased by us in the open market using the proceeds of option exercises do not become available for issuance for future awards under the Amended LTIP.

✓	No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Plan Administrator.
✓	No Evergreen Provision. The Amended LTIP does not contain an “evergreen” feature pursuant to which the shares authorized for issuance can be automatically replenished.
✓	No Automatic Grants. The Amended LTIP does not provide for automatic grants to any individual.
✓	No Tax Gross-Ups. The Amended LTIP does not provide for any tax gross-ups.
✓

Minimum Vesting Requirement.  The Amended LTIP provides that no award or portion thereof granted under the Amended LTIP may vest earlier than the first anniversary of the date the award is granted, and no award agreement may reduce or eliminate this minimum vesting requirement (subject to certain limited exceptions set forth in the Amended LTIP).

✓

Limitations on Dividend Payments on Restricted Stock and Restricted Stock Units.  With respect to any share of restricted stock or restricted stock units (including any such award that is subject to time-based vesting conditions), dividends and dividend equivalents which are paid prior to vesting will only be paid to the extent that the applicable vesting conditions have been satisfied and the underlying share of restricted stock or restricted stock unit vests.

In consideration of these factors, and the judgement of the Board and the Compensation Committee that awards under the Amended LTIP are valuable incentives and serve the ultimate benefit of shareholders by aligning more closely the interests of participants in the Amended LTIP with those of our shareholders, the Board and the Compensation Committee believe that it is necessary to increase the number of shares authorized under the Existing Plan to enable the Company to continue appropriately incentivizing new and existing employees.

Material Amendments included in the Amended LTIP

Increase in Number of Shares

The Amended LTIP will increase the number of shares of our common stock currently reserved for issuance under the Existing Plan by 19,500,000 shares. The following table sets forth the number of shares available for issuance pursuant to outstanding awards under the Existing Plan as of March 11, 2022, assuming target-level performance goal achievement for the outstanding equity-settled performance stock units (PSUs). As of March 11, 2022, the market value of a share of our common stock was $8.01.

Shares subject to granted stock options	2,329,437
Weighted average exercise price	$15.31
Weighted average remaining term (years)	5.4
Shares subject to granted stock awards	22,101,773
Shares available for future awards	318,790

Unless the Amended LTIP is authorized and approved by our shareholders, we believe the number of shares available for issuance under the Existing Plan will be insufficient to effectively achieve the Plan’s purpose as a powerful incentive and retention tool for employees, directors and consultants that benefits all of our shareholders. We expect the Amended LTIP will enable us to continue our policy of equity ownership by employees, directors and consultants as an incentive to contribute to our success. Without sufficient equity awards to effectively attract, motivate and retain employees, we could be forced to consider cash replacement alternatives to provide a market-competitive total compensation package necessary to attract, retain and motivate the individual talent critical to the future success of our company. These cash replacement alternatives would then reduce the cash available for other important purposes such as shareholder return initiatives.

Extension of Termination Date

Unless terminated earlier pursuant to the terms of the Amended LTIP, the Amended LTIP will extend the termination date of the Existing Plan to March 10, 2032, the tenth anniversary of the date the Amended LTIP was approved by the Board. Upon termination, the Amended LTIP will continue to govern outstanding awards.

Summary of the Amended LTIP

This section summarizes certain principal features of the Amended LTIP. The summary is qualified in its entirety by reference to the complete text of the Amended LTIP, which is attached to this Proxy Statement as Appendix B.

Eligibility and Administration

        Our employees, consultants and directors, and employees and consultants of our subsidiaries, will be eligible to receive awards under the Amended LTIP. As of March 11, 2022, we had 157 employees, no consultants and five non-employee directors who would be eligible to participate in the Amended LTIP.

        The Amended LTIP will be administered by our Board, which may delegate its duties and responsibilities to one or more committees of our directors and/or officers (such delegates, collectively, the Plan Administrator), subject to the limitations imposed under the Amended LTIP, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The Plan Administrator will have the authority to take all actions and make all determinations under the Amended LTIP, to interpret the Amended LTIP and award agreements and to adopt, amend and repeal rules for the administration of the Amended LTIP as it deems advisable. The Plan Administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the Amended LTIP, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Amended LTIP.

Shares Available for Awards

        An aggregate of 44.25 million shares of our common stock will be available for issuance under the Amended LTIP, all of which may be issued upon the exercise of incentive stock options. Shares issued under the Amended LTIP may be authorized but unissued shares, shares purchased on the open market or treasury shares.

        If an award under the Amended LTIP expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, any unused shares subject to the award will again be available for new grants under the Amended LTIP. However, the Amended LTIP does not allow the shares available for grant under the Amended LTIP to be recharged or replenished with shares that:

▪	are tendered or withheld to satisfy the exercise price of an option;
▪	are tendered or withheld to satisfy tax withholding obligations for any award;
▪	are subject to a stock appreciation right but are not issued in connection with the stock settlement of the stock appreciation right; or
▪	are purchased on the open market with cash proceeds from the exercise of options.

        Awards granted under the Amended LTIP in substitution for any options or other stock or stock-based awards granted by an entity before the entity’s merger or consolidation with us (or any of our subsidiaries) or our (or any of our subsidiary’s) acquisition of the entity’s property or stock will not reduce the shares available for grant under the Amended LTIP, but will count against the maximum number of shares that may be issued upon the exercise of incentive stock options.

Awards

        The Amended LTIP provides for the grant of stock options, including incentive stock options (ISOs) and nonqualified stock options (NSOs), stock appreciation rights (SARs), restricted stock, dividend equivalents, restricted stock units (RSUs) and other stock or cash based awards. Certain awards under the Amended LTIP may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code. All awards under the Amended LTIP will be set forth in award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows.

▪

Stock Options and SARs.  Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The Plan Administrator will determine the number of shares covered by each option and SAR, the exercise price of each option and SAR and the conditions and limitations applicable to the exercise of each option and SAR. The exercise price of a stock option or SAR will not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders).

▪

Restricted Stock.  Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met and which may be subject to a purchase price. Upon issuance of restricted stock, recipients generally have the rights of a shareholder with respect to such shares, which generally include the right to receive dividends and other distributions in relation to the award; however, dividends may be paid with respect to restricted stock only to the extent the vesting conditions have been satisfied and the restricted stock vests. The terms and conditions applicable to restricted stock will be determined by the Plan Administrator, subject to the conditions and limitations contained in the Amended LTIP.

▪

RSUs.  RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of our common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights); however, dividend equivalents with respect to an award that are based on dividends paid prior to the vesting of such award will only be paid out to the holder to the extent that the vesting conditions are subsequently satisfied and the award vests. The Plan Administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the Plan Administrator, subject to the conditions and limitations contained in the Amended LTIP.

▪

Other Stock or Cash Based Awards.  Other stock or cash based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock or other property. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled. The Plan Administrator will determine the terms and conditions of other stock or cash based awards, which may include any purchase price, performance goal, transfer restrictions and vesting conditions.

Minimum Vesting

The Amended LTIP provides that no award or portion thereof granted under the Amended LTIP may vest earlier than the first anniversary of the date the award is granted, and no award agreement may reduce or eliminate such minimum vesting requirement, provided that this minimum vesting requirement does not apply to substitute awards, awards delivered in lieu of fully vested cash-based awards (or other fully vested cash awards or payments), any awards to non-employee directors for which the vesting period runs from the date of one annual meeting of the Company’s shareholders to the next annual meeting of the Company’s shareholders, or any other awards that result in the issuance of an aggregate of up to 5% of the shares available for issuance under the Amended LTIP as of the effective date of the Amended LTIP

Prohibition on Repricing

Under the Amended LTIP, the Plan Administrator may not, except in connection with equity restructurings and certain other corporate transactions as described below, without the approval of our shareholders, authorize the repricing of any outstanding option or SAR to reduce its price per share, or cancel any option or SAR in exchange for cash or another award or an option or SAR with an exercise price per share that is less than the exercise price per share of the original award.

Certain Transactions

In connection with certain corporate transactions and events affecting our common stock, including a change in control, or change in any applicable laws or accounting principles, the Plan Administrator has broad discretion to take action under the Amended LTIP to prevent the dilution or enlargement of intended benefits, facilitate the transaction or event or give effect to the change in applicable laws or accounting principles. This includes canceling awards for cash or property, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the Amended LTIP and replacing or terminating awards under the Amended LTIP. In addition, in the event of certain non-reciprocal transactions with our shareholders, the Plan Administrator will make equitable adjustments to the Amended LTIP and outstanding awards as it deems appropriate to reflect the transaction.

Provisions of the Amended LTIP Relating to Director Compensation

        The Amended LTIP provides that the Plan Administrator may establish compensation for non-employee directors from time to time subject to the Amended LTIP’s limitations. The Plan Administrator will from time to time determine the terms, conditions and amounts of all non-employee director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation or other compensation and the grant date fair value of any equity awards granted under the Amended LTIP as compensation for services as a non-employee director during any fiscal year may not exceed $500,000. The Plan Administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Plan Administrator may determine in its discretion, subject to the limitations in the Amended LTIP.

Plan Amendment and Termination

        Our Board may amend or terminate the Amended LTIP at any time; however, no amendment, other than an amendment that increases the number of shares available under the Amended LTIP, may materially and adversely affect an award outstanding under the Amended LTIP without the consent of the affected participant, and shareholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The Amended LTIP will remain in effect until March 10, 2032, unless earlier terminated by our Board. No awards may be granted under the Amended LTIP after its termination.

Foreign Participants, Claw-back Provisions, Transferability and Participant Payments

        The Plan Administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations or customs of such foreign jurisdictions. All awards will be subject to our existing clawback policy and any clawback policies that we may adopt in the future or provide for in the applicable award agreement. Except as the Plan Administrator may determine or provide in an award agreement, awards under the Amended LTIP are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the Plan Administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the Amended LTIP, and exercise price obligations arising in connection with the exercise of stock options under the Amended LTIP, the Plan Administrator may, in its discretion, accept cash, wire transfer or check, shares of our common stock that meet specified conditions, a promissory note, a “market sell order,” such other consideration as the Plan Administrator deems suitable or any combination of the foregoing.

Material U.S. Federal Income Tax Consequences

        The following summary is based on an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences. Actual tax consequences to participants may be either more or less favorable than those described below depending on the participant’s particular circumstances.

        ISO.    No income will be recognized by a participant for federal income tax purposes upon the grant or exercise of an ISO. The basis of shares transferred to a participant upon exercise of an ISO is the price paid for the shares. If the participant holds the shares for at least one year after the transfer of the shares to the participant and two years after the grant of the option, the participant will recognize capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or if less, the gain on disposition. Any additional gain realized by the participant upon the disposition will be a capital gain. The excess of the fair market value of shares received upon the exercise of an ISO over the option price for the shares is generally an item of adjustment for the participant for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an ISO, a participant may be subject to alternative minimum tax as a result of the exercise.

        NSOs.    No income is expected to be recognized by a participant for federal income tax purposes upon the grant of an NSO. Upon exercise of an NSO, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares. Income recognized upon the exercise of an NSO will be considered compensation subject to withholding at the time the income is recognized, and, therefore, the participant’s employer must make the necessary arrangements with the participant to ensure that the amount of the tax required to be withheld is available for payment. NSOs are designed to provide the employer with a deduction equal to the amount of ordinary income recognized by the participant at the time of the recognition by the participant, subject to the deduction limitations described below.

        SARs.    There is expected to be no federal income tax consequences to either the participant or the employer upon the grant of SARs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any common stock received. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

        Restricted Stock.    If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for federal income tax purposes at the time of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of this election, the participant will be required to include in income for federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.

If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the participant will recognize ordinary income for federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid therefore. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below.

        RSUs.    There will be no federal income tax consequences to either the participant or the employer upon the grant of RSUs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of common stock in payment of the RSUs in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

        Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid with respect to an award in an amount equal to the cash the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Limitations on the Employer’s Compensation Deduction. In general, under Section 162(m) of the Code, income tax deductions of publicly traded corporations may be limited to the extent total compensation for certain current or former executive officers exceeds $1 million in any one taxable year. Prior to the Tax Cuts and Jobs Act of 2017 (the “TCJ Act”), the deduction limit did not apply to certain “performance-based” compensation established by an independent compensation committee which conformed to certain conditions stated under the Code and related regulations. The TCJ Act eliminated the performance-based compensation exemption, although compensation paid pursuant to a written binding contract which was in effect on November 2, 2017 may be “grandfathered” and still qualify for the performance-based compensation exception under certain circumstances. In addition, U.S. Department of Treasury regulations require a corporate partner to include its distributive share of compensation paid by a partnership after December 18, 2020 (other than pursuant to a written binding contract that is in effect on December 20, 2019, and that is not materially modified after that date) to covered employees of the corporate partner for purposes of applying the Section 162(m) deduction limit. Accordingly, under Section 162(m), for 2020 and later tax years, subject to certain transition relief rules, we may be limited in our ability to deduct compensation paid to our covered employees in excess of $1 million.

Excess Parachute Payments.    Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the Amended LTIP upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.

        Application of Section 409A of the Code.    Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “non-qualified deferred compensation” includes equity-based incentive programs, including some stock options, SARs and RSU programs. Generally speaking, Section 409A does not apply to ISOs, non-discounted NSOs and appreciation rights if no deferral is provided beyond exercise, or restricted stock.

        The awards made pursuant to the Amended LTIP are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code to the extent the awards granted under the Amended LTIP are not exempt from coverage. However, if the Amended LTIP fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest.

        State and local tax consequences may in some cases differ from the federal tax consequences. The foregoing summary of the income tax consequences in respect of the Amended LTIP is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards.

        The Amended LTIP is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.

Plan Benefits

        Awards under the Amended LTIP are subject to the discretion of the Plan Administrator, and no determinations have been made by the Plan Administrator as to any future awards that may be granted pursuant to the Amended LTIP. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Amended LTIP. However, our directors and executive officers are eligible to receive awards under the Amended LTIP and could benefit from the grant of equity-based awards under the Amended LTIP.

Additional Prior Award Information

The following table sets forth, with respect to the individuals and groups identified therein, information regarding stock options, restricted stock awards and performance stock awards that have been granted to such individuals and groups under the Existing Plan through March 11, 2022:

	Number of Stock Options (#)(1)	Number of Restricted Stock Awards (#)(2)	Value of Restricted Stock Awards ($)(2)	Number of Performance Share Unit Awards (#)(3)	Value of Performance Share Unit Awards ($)(3)
Named Executive Officers (NEOs):
Sean R. Smith	300,000	2,985,978	23,917,684	3,242,350	25,971,224
George S. Glyphis	250,000	1,688,574	13,525,478	1,629,133	13,049,355
Matthew R. Garrison	150,000	1,532,907	12,278,585	716,984	5,743,042
Davis O. O’Connor	125,000	1,409,622	11,291,072	820,706	6,573,855
Brent P. Jensen	125,000	1,130,853	9,058,133	636,240	5,096,282
All Named Executive Officers	950,000	8,747,934	70,070,952	7,045,413	56,433,758
Non-Employee Directors:
Maire A. Baldwin	-	197,290	1,580,293	-	-
Matthew G. Hyde	-	173,247	1,387,708	-	-
Vidisha Prasad	-	21,841	174,946	-	-
Steven J. Shapiro	-	284,726	2,280,655	-	-
Jeffrey H. Tepper	-	201,875	1,617,019	-	-
All Non-Employee Directors		878,979	7,040,621	-	-
Other Individuals and Groups:
Director Nominees	-	-	-	-	-
Each associate of any NEO, Director or Nominee	-	-	-	-	-
Each other person who received or is to receive 5% of options, warrants or rights	-	-	-	-	-
All non-NEO employees as a Group(4)	1,379,437	8,710,370	69,770,064	-	-

(1)	Option numbers shown do not take into account options that that have been cancelled, forfeited or expired unexercised.
(2)	Share numbers shown do not take into account shares subject to awards that that have been cancelled or forfeited. The closing price per share of our common stock on March 11, 2022 was $8.01.
(3)

Performance Stock Unit (PSU) numbers shown do not take into account awards that have been cancelled, forfeited or expired without payout. PSU numbers include all PSUs granted, including awards that may settle in whole or in part in cash. Amounts shown for PSUs reflect attainment of the “target” level of performance. Upon the attainment of the “maximum” level of performance, the approximate value of PSU awards as of March 11, 2022, based on closing price per share of our common stock on March 11, 2022 of $8.01, would be as follows: $53.9 million for Mr. Smith, $26.9 million for Mr. Glyphis, $12.0 million for Mr. Garrison, $13.7 million for Mr. O’Connor and 10.6 million for Mr. Jensen.

(4)	Includes all current and former non-executive officers and employees.

Interest of Certain Persons in the Amended LTIP

Shareholders should understand that our executive officers and non-employee directors may be considered to have an interest in the approval of the Amended LTIP because they may in the future receive awards under the Amended LTIP. Nevertheless, the Board believes that it is important to provide incentives and rewards for superior performance and the retention of experienced directors and officers by adopting the Amended LTIP.

Vote Required for Approval; Recommendation

The approval of the Amended LTIP requires the vote of a majority of the votes cast by the shareholders present or represented by proxy at the Annual Meeting and entitled to vote on this proposal. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not have an effect on the outcome of the election of directors.

☑	Our Board unanimously recommends that you vote “FOR” the approval of the Amended LTIP.

Proposal 4

Ratification of Appointment of Independent Registered Public Accounting Firm

KPMG LLP, which has been our independent audit firm since November 18, 2016, has been appointed by our Audit Committee as our independent auditors for the fiscal year ending December 31, 2022, and our Audit Committee has further directed that the appointment of KPMG LLP be submitted for ratification by our shareholders at the Annual Meeting. We have been advised by KPMG LLP that neither that firm nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent auditors and their clients. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from shareholders.

Shareholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm is not required by our Bylaws, Corporate Governance Guidelines, committee charters or otherwise. However, the Board is submitting the appointment of KPMG LLP to our shareholders for ratification as a matter of what it considers to be good corporate practice. Even if the appointment is ratified, our Audit Committee, in its discretion, may appoint a different independent accounting firm at any time during the year if our Audit Committee determines that such a change would be in our and our shareholders’ best interests.

Principal Accounting Firm Fees

The table below sets forth the aggregate fees billed by KPMG, the Company’s independent registered public accounting firm, for the last two fiscal years.

Auditor Fees	2020	2021

Audit fees(1)	$1,060,000	$950,000
Audit-related fees(2)	130,000	115,000
All other fees	—	—
Total	$1,190,000	$1,065,000

(1)

Audit fees are for the audit of our consolidated financial statements included in the applicable Form 10-K, including the audit of the effectiveness of our internal controls over financial reporting and the reviews of our financial statements included in the applicable Form 10-Q.

(2)

For 2020 and 2021, audit-related fees were for work performed in connection with registration statements, capital market transactions, oil and gas property acquisitions and other audit-related services.

Audit Committee Approval

On an annual basis, the Audit Committee reviews and pre-approves the Company engaging the independent registered public accounting firm for the following year. As part of this process, the Audit Committee pre-approves all audit and permitted audit-related services to be performed by the independent registered public accounting firm, including the fees relating thereto. The Audit Committee may delegate pre-approval authority to one or more of its members. In the event of any such delegation, any pre-approved decisions will be reported to the Audit Committee at its next scheduled meeting. All fees described in the table above were pre-approved by the Audit Committee.

Vote Required and Board Recommendation

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 requires the affirmative vote of a majority of shares of common stock present or represented by proxy at the meeting and entitled to vote on this proposal.  Abstentions will have the same effect as a vote against this proposal. NASDAQ rules permit brokers to vote uninstructed shares at their discretion on this proposal, so broker non-votes are not expected.

☑	Our Board unanimously recommends that you vote “FOR” the ratification of KPMG LLP as our independent registered public accounting firm.

Annual Report

Our Annual Report for the fiscal year ended December 31, 2021 accompanies this Proxy Statement.

Other Business

Our management does not know of any other matters to come before the Annual Meeting, and our Board does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Shareholders. If, however, any other matters do come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their discretion on such matters.

Shareholder Proposals

If you wish to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement and proxy card for our 2023 Annual Meeting of Shareholders, you must submit the proposal to our Secretary no later than November 15, 2022.

In addition, if you desire to bring business or nominate an individual for election or re-election as a director outside of Rule 14a-8 under the Exchange Act before our 2023 Annual Meeting, you must comply with our Bylaws, which currently require that you provide written notice of such business to our Secretary no earlier than December 28, 2022, and no later than the close of business on January 27, 2023, and otherwise comply with the advance notice and other provisions set forth in our Bylaws, which currently includes, among other things, the submission of specified information. For additional requirements, shareholders should refer to Article II, Section 2.7 and Article III, Section 3.3 of our Bylaws, a current copy of which may be obtained from our General Counsel.

Availability of Certain Documents

A copy of our 2021 Annual Report on Form 10-K has been posted on the internet along with this Proxy Statement and proxy materials to all shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material. We will mail without charge, upon written request, a copy of our 2021 Annual Report on Form 10-K including exhibits. Please send a written request to our General Counsel at:

Centennial Resource Development, Inc.

1001 17th Street, Suite 1800

Denver, Colorado, 80202

Attention: General Counsel

The charters for our Audit, Compensation and NESG Committees, as well as our Corporate Governance Guidelines, our Policy for Accounting-Related Complaints, our Policy for Related Person Transactions and our Code of Business Conduct and Ethics are posted in the Investor Relations portion of our website at www.cdevinc.com, and are also available in print without charge upon written request to our General Counsel at the address above.

Shareholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the shareholders within the household. We will promptly deliver a separate copy of the proxy materials to such shareholders upon receipt of a written or oral request to our General Counsel at the address above, or by calling (720) 499-1400.

If you hold your shares in street name and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Questions and Answers About the Annual Meeting

In this section of the Proxy Statement, we answer some common questions regarding the Annual Meeting and the voting of shares of common stock at the Annual Meeting.

When and where will the Annual Meeting be held?

The Annual Meeting will take place on April 27, 2022 at 9:00 a.m. Mountain Time at:

The Ritz-Carlton Hotel

1881 Curtis Street

Denver, CO 80202

Although we are currently planning to hold the Annual Meeting in person, we are actively monitoring the health and safety concerns and government restrictions and recommendations relating to the COVID-19 pandemic. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the Annual Meeting as promptly as practicable, which may include holding a virtual-only or hybrid Annual Meeting rather than an in-person Annual Meeting. If we take this step, details on how to participate will be issued by press release, posted on our website and filed with the Securities and Exchange Commission as additional proxy material. Therefore, if you are planning to attend our Annual Meeting, please monitor our website prior to the meeting date.

Will COVID-19 Health and Safety Protocols be followed at the Annual Meeting?

If the Annual Meeting occurs in person, as currently planned, health and safety protocols will be followed, and attendees will be required to comply with any then-applicable governmental or facility requirements or recommendations. We will describe these requirements, if any, and the related protocols we plan to take at the Annual Meeting on our website in advance of the meeting date. Therefore, if you are planning to attend our Annual Meeting, please monitor our website prior to the meeting date.

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting in the mail instead of a paper copy of the proxy materials?

The United States Securities and Exchange Commission (SEC) has approved rules allowing companies to furnish proxy materials, including this Proxy Statement and our Annual Report for the fiscal year ended December 31, 2021, to our shareholders by providing access to such documents on the internet instead of mailing paper copies. We believe these rules provide a convenient and quick way in which our shareholders can access the proxy materials and vote their shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

Accordingly, certain of our shareholders will receive a Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting (the Notice) and will not receive paper copies of the proxy materials unless they request them. Instead, the Notice will provide such shareholders with notice of the Annual Meeting and will also provide instructions regarding how such shareholders can access and review all of the proxy materials on the internet. The Notice also provides instructions as to how you may submit your proxy electronically via the internet or by telephone. If you received the Notice and you would instead prefer to receive a paper or electronic copy of the proxy materials, you should follow the instructions for requesting such materials that are provided in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.

Why did you send me the proxy materials or the Notice?

We sent you the proxy materials or the Notice because we are holding our Annual Meeting and our Board is asking for your proxy to vote your shares of common stock at the Annual Meeting. We have summarized information in this Proxy Statement that you should consider in deciding how to vote at the Annual Meeting.

Can I vote my shares of common stock by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to authorize your proxy electronically via the internet, by telephone or by requesting and returning a paper Proxy Card, or you may vote your shares of common stock by submitting a ballot in person at the Annual Meeting.

Who can vote?

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on March 07, 2022, the record date for determining the shareholders who are entitled to vote at the Annual Meeting. As of March 07, 2022, there were a total of 294,187,001 shares of common stock issued and entitled to vote at the Annual Meeting. You get one vote for each share of common stock that you own.

How is a quorum determined?

We will hold the Annual Meeting if shareholders representing the required quorum of shares of common stock entitled to vote authorize their proxy online or telephonically, sign and return their Proxy Cards or attend the Annual Meeting. The presence in person or by proxy of a majority of the shares of common stock entitled to vote at the Annual Meeting constitutes a quorum. If you authorize your proxy online or telephonically or sign and return your Proxy Card, your shares will be counted to determine whether we have a quorum even if you abstain or fail to indicate your vote on the Proxy Card.

What is the required vote for approval?

The election of each of our director nominees requires the vote of a majority of the votes cast by the shareholders present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not have an effect on the results of the election of directors. We have adopted a director resignation policy whereby an incumbent director who fails to receive a majority of the votes cast during an uncontested election may be required by the Board to resign. See “Corporate Governance—Majority Voting in Director Elections” for additional information regarding the majority voting standard for uncontested director elections and our director resignation policy.

The approval by a non-binding advisory vote of our named executive officer compensation, the approval of the Amended and Restated LTIP and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm require the vote of a majority of the votes cast by the shareholders present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. If you abstain for purposes of these proposals, your abstention will not be counted as a vote cast and, therefore, will not have an effect on the results of such vote. For the approval on an advisory basis of our named executive officer compensation and the approval of the Amended and Restated LTIP, broker non-votes will have no effect on the outcome of the vote.  The rules of the NASDAQ Capital Market permit brokers to vote uninstructed shares at their discretion regarding the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, so there will be no broker non-votes on this proposal.

How do I vote by proxy?

Follow the instructions on the Notice or the Proxy Card to authorize a proxy to vote your shares of common stock at the Annual Meeting electronically via the internet or by telephone or, if you received paper proxy materials, by completing and returning the Proxy Card. The individuals named and designated as proxies will vote your shares of common stock as you instruct. You have the following choices in voting your shares of common stock:

▪	You may vote on each proposal, in which case your shares will be voted in accordance with your choices.
▪	In voting on the election of director nominees, you may either vote “FOR” or “AGAINST” each director.
▪

You may abstain from voting on the proposal (1) to elect the director nominees, (2) to approve on an advisory basis our named executive officer compensation, (3) to approve the Amended and Restated LTIP and (4) to ratify the appointment of KPMG LLP as our independent registered public accounting firm, in which case no vote will be recorded with respect to the proposal.

You may return a signed Proxy Card without indicating your vote on any matter, in which case the designated proxies will vote to (1) elect each director nominee, (2) approve on an advisory basis our named executive officer compensation, (3) approve the Amended and Restated LTIP and (4) ratify the appointment of KPMG LLP as our independent registered public accounting firm.

How can I authorize my proxy online or via telephone?

In order to authorize your proxy online or via telephone, go to www.cstproxyvote.com or call the toll-free number reflected on the Notice, and follow the instructions. If your shares of common stock are held in the name of your broker, a bank or other nominee in “street name,” that party will give you instructions for voting your shares. Please have your Notice in hand when accessing the site, as it contains a Control Number required for access. You can authorize your proxy electronically via the internet or by telephone at any time prior to 11:59 p.m., Eastern Time, on April 26, 2022, the day before the Annual Meeting.

If you received paper proxy materials, you may also refer to the enclosed Proxy Card for instructions. If you choose not to authorize your proxy electronically, please complete and return the paper Proxy Card in the pre-addressed, postage-paid envelope provided.

What if other matters come up at the Annual Meeting?

As of the date of this Proxy Statement, the only matters we know of that will be voted on at the Annual Meeting are the proposals we have described herein: (1) the election of four directors, (2) the approval on an advisory basis of our named executive officer compensation, (3) the approval of the Amended and Restated LTIP and (4) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. If other matters are properly presented at the Annual Meeting, the designated proxies will vote your shares of common stock at their discretion.

Can I change my previously authorized vote?

Yes, you can change your vote at any time before the vote on a proposal either by executing or authorizing, dating and delivering to us a new proxy electronically via the internet, by telephone or by mail at any time prior to 11:59 p.m., Eastern Time, on April 26, 2022, the day before the Annual Meeting, by giving us a written notice revoking your Proxy Card or by attending the Annual Meeting and voting your shares of common stock during the Annual Meeting. Your attendance at the Annual Meeting will not, by itself, revoke a proxy previously given by you. We will honor the latest dated proxy.

Proxy revocation notices or new proxy cards should be sent to Centennial Resource Development, Inc., 1001 17th Street, Suite 1800, Denver, Colorado, 80202, Attention: General Counsel.

Can I vote during the Annual Meeting rather than by authorizing a proxy?

You can attend the Annual Meeting and vote your shares of common stock during the Annual Meeting; however, we encourage you to authorize your proxy to ensure that your vote is counted. Authorizing your proxy electronically or telephonically, or submitting a Proxy Card, will not prevent you from later attending the Annual Meeting and voting your shares during the Annual Meeting.

Will my shares of common stock be voted if I do not provide my proxy?

Depending on the proposal, your shares of common stock may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the NASDAQ rules to cast votes on certain “routine” matters if they do not receive instructions from their customers. The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm is considered a “routine” matter for which brokerage firms may vote shares without receiving voting instructions.

Brokerage firms do not have the authority under the NASDAQ rules to vote on non-routine matters, which include the election of directors, the approval on an advisory basis of our named executive officer compensation and the approval of the Amended and Restated LTIP. If you do not provide the brokerage firm with voting instructions on these proposals, your shares will not be voted and will result in “broker non-votes.”  Broker non-votes will be considered present for the purpose of determining whether we have a quorum; however, such broker non-votes will not have an effect on the election of directors, the approval on an advisory basis of our named executive officer compensation or the approval of the Amended and Restated LTIP.

What do I do if my shares are held in “street name”?

If your shares of common stock are held in the name of your broker, a bank or other nominee in “street name,” that party will give you instructions for voting your shares. If your shares of common stock are held in “street name” and you would like to vote your shares in person at the Annual Meeting, you must contact your broker, bank or other nominee to obtain a proxy form from the record holder of your shares.

Who will count the votes?

A representative of Continental Stock Transfer & Trust Company will count the votes and will serve as the independent inspector of election.

Who pays for this proxy solicitation?

We do. We have engaged Morrow Sodali, to assist in the solicitation of proxies for the Annual Meeting. We have agreed to pay Morrow Sodali a fee of $6,500, plus disbursements. We will also reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. In addition, we will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of shares of common stock and in obtaining voting instructions from those owners. In addition to sending you these materials, some of our employees or agents may contact you by telephone, by mail or in person. None of our employees will receive any extra compensation for providing those services.

Who can help with my questions?

If you have additional questions about this Proxy Statement or the Annual Meeting or would like to receive additional copies, without charge, of this document or our Annual Report for the fiscal year ended December 31, 2021, please contact:

Centennial Resource Development, Inc.

1001 17th Street, Suite 1800

Denver, Colorado, 80202

Attention: General Counsel

If you have any questions or need assistance voting your shares you may also contact our proxy solicitor at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT  06902

Banks and Brokerage Firms, please call (203) 658-9400

Shareholders, please call toll free (800) 662-5200

Appendix A

Non-GAAP Financial Measures

Free Cash Flow

Free cash flow is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define free cash flow as net cash provided by operating activities before changes in working capital, less incurred capital expenditures.

Our management believes free cash flow is a useful indicator of the Company’s ability to internally fund its exploration and development activities and to service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. The Company believes that this measure, as so adjusted, presents a meaningful indicator of the Company’s actual sources and uses of capital associated with its operations conducted during the applicable period. Our computations of free cash flow may not be comparable to other similarly titled measures of other companies. Free cash flow should not be considered as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or as indicator of our operating performance or liquidity.

Free cash flow is not a financial measure that is determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of free cash flow to net cash provided by operating activities, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended				Year Ended
($ in thousands)	3/31/2021	6/30/2021	9/30/2021	12/31/2021	12/31/2021
Net cash provided by operating activities	72,346	107,279	153,507	192,487	525,619
Changes in working capital:
Accounts receivable	14,997	18,486	9,515	(21,523)	21,475
Prepaid and other assets	264	(255)	(1,812)	(1,104)	(2,907)
Accounts payable and other liabilities	(4,154)	(8,147)	(5,148)	1,433	(16,016)
Discretionary cash flow	83,453	117,363	156,062	171,293	528,171
Less: total capital expenditures incurred	(72,900)	(83,200)	(78,900)	(86,500)	(321,500)
Free cash flow	10,553	34,163	77,162	84,793	206,671

Adjusted EBITDAX

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income before interest expense, income taxes, depreciation, depletion and amortization, exploration and other expenses, impairment and abandonment expense, non-cash gains or losses on derivatives, stock-based compensation (not cash-settled), gain/loss on extinguishment of debt, gain/loss from the sale of assets and non-recurring items. Adjusted EBITDAX is not a measure of net income as determined by GAAP.

Our management believes Adjusted EBITDAX is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.

The following tables presents a reconciliation of Adjusted EBITDAX for each quarter in 2020 and 2021 to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended				Year Ended
($ in thousands)	3/31/2020	6/30/2020	9/30/2020	12/31/2020	12/31/2020
Net income (loss) attributable to Class A Common Stock	(547,983)	5,330	(51,529)	(88,655)	(682,837)
Net income (loss) attributable to noncontrolling interest	(2,362)	-	-	-	(2,362)
Interest expense	16,421	17,371	17,718	17,682	69,192
Income tax expense (benefit)	(83,208)	(1,916)	-	-	(85,124)
Depreciation, depletion and amortization	101,258	93,020	89,444	74,832	358,554
Impairment and abandonment expenses	611,300	19,425	19,904	40,561	691,190
(Gain) loss on extinguishment of debt	-	(143,443)	-	-	(143,443)
Non-cash derivative (gain) loss	8,452	22,963	(32,518)	18,987	17,884
Stock-based compensation expense	5,892	4,270	4,772	8,111	23,045
Exploration and other expenses	4,009	4,051	2,670	7,625	18,355
Workforce reduction severance payments	-	2,884	582	-	3,466
Transaction costs	-	476	-	-	476
(Gain) loss on sale of long-lived assets	(245)	2	(145)	(10)	(398)
Proceeds from terminated sale of assets	-	-	-	-	-
Adjusted EBITDAX	113,534	24,433	50,898	79,133	267,998

	Three Months Ended				Year Ended
($ in thousands)	3/31/2021	6/30/2021	9/30/2021	12/31/2021	12/31/2021
Net income (loss) attributable to Class A Common Stock	(34,645)	(25,055)	37,124	160,751	138,175
Net income (loss) attributable to noncontrolling interest	-	-	-	-	-
Interest expense	17,485	15,182	14,690	13,931	61,288
Income tax expense (benefit)	-	-	-	569	569
Depreciation, depletion and amortization	63,783	73,429	76,047	75,863	289,122
Impairment and abandonment expenses	9,200	9,199	7,712	6,400	32,511
(Gain) loss on extinguishment of debt	-	22,156	-	-	22,156
Non-cash derivative (gain) loss	28,313	17,446	15,731	(44,790)	16,700
Stock-based compensation expense	14,624	18,681	17,421	5,594	56,320
Exploration and other expenses	1,095	1,764	1,839	3,185	7,883
Workforce reduction severance payments	-	-	-	-	-
Transaction costs	-	-	-	-	-
(Gain) loss on sale of long-lived assets	(44)	8	290	(34,422)	(34,168)
Proceeds from terminated sale of assets	-	(5,983)	-	-	(5,983)
Adjusted EBITDAX	99,811	126,827	170,854	187,081	584,573

Net Debt-to-LTM EBITDAX (Leverage)

Net debt-to-LTM EBITDAX, also referred to as “leverage” in this Proxy Statement, is a non-GAAP financial measure. We define net debt as long-term debt, net, plus unamortized debt discount and debt issuance costs on our senior notes minus cash and cash equivalents.

We define net debt-to-LTM EBITDAX as net debt (defined above) divided by Adjusted EBITDAX (defined and reconciled in the section above) for the last twelve months. We refer to this metric to show trends that investors may find useful in understanding our ability to service our debt. This metric is widely used by professional research analysts, including credit analysts, in the valuation and comparison of companies in the oil and gas exploration and production industry. The following table presents a reconciliation of net debt to long-term debt, net and the calculation of net debt-to-LTM EBITDAX for each period presented:

	Three Months Ended
($ in thousands)	12/31/2020	3/31/2021	6/30/2021	9/30/2021	12/31/2021
Long-term debt, net	1,068,624	1,063,754	1,054,317	1,004,937	825,565
Unamortized debt discount and debt issuance costs on senior notes	34,248	39,118	16,482	15,862	15,234
Long-term debt	1,102,872	1,102,872	1,070,799	1,020,799	840,799
Less: cash and cash equivalents	(5,800)	(10,936)	(4,702)	(4,985)	(9,380)
Net debt (Non-GAAP)	1,097,072	1,091,936	1,066,097	1,015,814	831,419
LTM EBITDAX	267,998	254,275	356,669	476,625	584,573
Net debt-to-LTM EBITDAX	4.1	4.3	3.0	2.1	1.4

We do not provide guidance on the items used to reconcile between forecasted net debt-to-LTM EBITDAX to forecasted long-term debt, net, or forecasted net income due to the uncertainty regarding timing and estimates of certain items. Therefore, we cannot reconcile forecasted net debt-to-LTM EBITDAX to forecasted long-term debt, net, or forecasted net income without unreasonable effort.

Net

Appendix B

CENTENNIAL RESOURCE DEVELOPMENT, INC.

2016 LONG TERM INCENTIVE PLAN

(as amended and restated effective March 10, 2022)

ARTICLE I.

Purpose

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities.  Capitalized terms used in the Plan are defined in Article XI.  This Plan constitutes an amendment and restatement of the Centennial Resource Development, Inc. 2016 Long-Term Incentive Plan, as amended and restated effective March 16, 2020 (the “Existing Plan”).  In the event that the Company’s stockholders do not approve this Plan, Awards granted under the Existing Plan will continue to be subject to the terms and conditions of the Existing Plan as in effect immediately prior to the date this Plan is approved by the Board.

ARTICLE II.
ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.
ADMINISTRATION AND DELEGATION

3.1Administration.  The Plan is administered by the Administrator.  The Administrator has authority to (i) determine which Service Providers receive Awards, (ii) grant Awards and (iii) set Award terms and conditions, subject to the conditions and limitations in the Plan.  The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable.  The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award as it deems necessary or appropriate to administer the Plan and any Awards.  The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2Appointment of Committees.  To the extent Applicable Laws permit, the Board may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries.  The Board may abolish any Committee or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.
STOCK AVAILABLE FOR AWARDS

4.1Number of Shares.  Subject to adjustment under Article VIII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit.

4.2Share Recycling.  If all or any part of an Award expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will again be available for Award grants under the Plan.  The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit.  Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards:  (i) Shares tendered by the Participant or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options.

4.3Incentive Stock Option Limitations.  Notwithstanding anything to the contrary herein, no more than 44,250,000 Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4Substitute Awards.  In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate.  Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan.  Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

4.5Non-Employee Director Compensation.  Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan.  The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $500,000.  The Administrator may make exceptions to this limit for individual non-employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.

ARTICLE V.
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

5.1General.  The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options.  The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right.  A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.  For the avoidance of doubt, a Participant shall not be entitled to dividends or Dividend Equivalents in respect of Awards of Options or Stock Appreciation Rights.

5.2Exercise Price.  The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement.  The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right. Notwithstanding the foregoing, if on the last day of the term of an Option or Stock Appreciation Right the Fair Market Value of one Share exceeds the applicable exercise or base price per Share, the Participant has not exercised the Option or Stock Appreciation Right and remains employed by the Company or one of its Subsidiaries and the Option or Stock Appreciation Right has not expired, the Option or Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with its exercise.  In such event, the Company shall deliver to the Participant the number of Shares for which the Option or Stock Appreciation Right was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional Share shall be settled in cash.

5.3Duration.  Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed ten years.  Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right.  Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines.  In addition, if, prior to the end of the term of an Option or Stock Appreciation Right, the Participant is given notice by the Company or any of its Subsidiaries of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause, and the effective date of such Termination of Service is subsequent to the date of the delivery of such notice, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s service as a Service Provider will not be terminated for Cause as provided in such notice or (ii) the effective date of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause (in which case the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant will terminate immediately upon the effective date of such Termination of Service).

5.4Exercise.  Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes.  Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5Payment Upon Exercise.  Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a)cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b)if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c)to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d)to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e)to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f)to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

ARTICLE VI.
RESTRICTED STOCK; RESTRICTED STOCK UNITS

6.1General.  The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award.  In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement.  The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

6.2Restricted Stock

(a)Dividends.  Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement.  In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid.  In addition, with respect to a share of Restricted Stock, dividends which are paid prior to vesting shall only be paid out to the Participant to the extent that the vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

(b)Stock Certificates.  The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of shares of Restricted Stock, together with a stock power endorsed in blank.

6.3Restricted Stock Units.

(a)Settlement.  The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b)Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

(c)Dividend Equivalents.  If the Administrator provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents.  Dividend Equivalents may be paid or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement.  In addition, Dividend Equivalents with respect to an Award that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Participant to the extent that the vesting conditions are subsequently satisfied and the Award vests.

ARTICLE VII.
OTHER STOCK OR CASH BASED AWARDS

Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled.  Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines.  Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.

ARTICLE VIII.
ADJUSTMENTS FOR CHANGES IN COMMON STOCK
AND CERTAIN OTHER EVENTS

8.1Equity Restructuring.  In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants.  The adjustments provided under this Section 8.1 will be final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2Corporate Transactions.  In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(a)To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b)To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(c)To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV hereof on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;

(d)To replace such Award with other rights or property selected by the Administrator; and/or

(e)To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3Administrative Stand Still.  In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to sixty days before or after such transaction.

8.4General.  Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation.  Except as expressly provided with respect to an Equity Restructuring under Section 8.1 above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price.  The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares.  The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.
GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1Transferability.  Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant.  References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2Documentation.  Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3Discretion.  Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award.  The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4Termination of Status.  The Administrator will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

9.5Withholding.  Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability.  The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rate (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant.  Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares retained from the Award creating the tax obligation, valued at their Fair Market Value, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator.  If any tax withholding obligation will be satisfied under clause (ii) of the immediately preceding sentence by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6Amendment of Award; Prohibition on Repricing.  The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option.  The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6.  Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may not except pursuant to Article VIII, without the approval of the stockholders of the Company, reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for the grant of new Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights, as applicable, or for cash, other property or the grant of any new Award at a time when the exercise price per share of the Option or Stock Appreciation Right is greater than the current Fair Market Value of a share.

9.7Conditions on Delivery of Stock.  The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws.  The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8Additional Terms of Incentive Stock Options.  The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code.  If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years.  All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code.  By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer.  Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code.  Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

ARTICLE X.
MISCELLANEOUS

10.1No Right to Employment or Other Status.  No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any Subsidiary.  The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement.

10.2No Rights as Stockholder; Certificates.  Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares.  Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).  The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

10.3Effective Date and Term of Plan.  The Plan, as amended and restated, shall become effective as of the Amendment Date. In the event that the Company’s stockholders do not approve this Plan, Awards granted under the Existing Plan will continue to be subject to the terms and conditions of the Existing Plan as in effect immediately prior to the date this Plan is approved by the Board. Unless earlier terminated by the Board, the Plan will remain in effect until the tenth anniversary of the Amendment Date, but Awards previously granted may extend beyond that date in accordance with the Plan.

10.4Amendment of Plan.  The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent.  No Awards may be granted under the Plan during any suspension period or after Plan termination.  Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination.  The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5Provisions for Foreign Participants.  The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6Section 409A

(a)General.  The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply.  Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date.  The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise.  The Company and its Subsidiaries will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b)Separation from Service.  If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship.  For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)Payments to Specified Employees.  Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest).  Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

10.7Limitations on Liability.  Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary.  The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8Lock-Up Period.  The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to one hundred eighty days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9Data Privacy.  As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan.  The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”).  The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management.  These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country.  By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares.  The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan.  A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative.  The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 10.9.  For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10Severability.  If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11Governing Documents.  If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

10.12Governing Law.  The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice of law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13Claw-back Provisions.  All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company claw-back policy, including any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such claw-back policy or the Award Agreement.

10.14Titles and Headings.  The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15Conformity to Securities Laws.  Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws.  Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws.  To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16Relationship to Other Benefits.  No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

10.17Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

10.18Section 162(m) Limitations.  Notwithstanding any other provision of the Plan or any Award, each Award made under the Existing Plan prior to November 2, 2017 that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code prior to its repeal or is otherwise not subject to the deduction limitation of Section 162(m) of the Code because it was granted to an individual who was not considered a “covered employee” under Section 162(m) of the Code (each such Award, a “Section 162(m) Award”) shall be subject to any additional limitations as the Administrator determines necessary for such Section 162(m) Award to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code prior to its repeal or to otherwise be exempt from Section 162(m) of the Code pursuant to the transition relief rules in the Tax Cuts and Jobs Act of 2017, and to the extent any of the provisions of the Plan or any Award would cause any Section 162(m) Award to fail to so qualify or to otherwise be so exempt, any such provisions shall not apply to such Award to the extent necessary to ensure the continued qualification or exemption of such Award. To the extent permitted by applicable law, the Plan and any such Award shall be deemed amended to the extent necessary to conform to such requirements. To the extent necessary with respect to Section 162(m) Awards, the Administrator shall be comprised solely of two or more directors intended to qualify as “outside directors” for purposes of Section 162(m) of the Code.

10.19No Fractional Shares. Notwithstanding any provision in the Plan to the contrary, no fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Administrator shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

10.20Section 83(b) Elections Prohibited. No Participant may make an election under Section 83(b) of the Code, or any successor section thereto, with respect to any Award without the consent of the Administrator, which the Administrator may grant or withhold in its discretion.

10.21Award Vesting Limitations.  Notwithstanding any other provisions of the Plan to the contrary, but subject to Section 8.2, no Award (or portion thereof) granted under the Plan shall vest earlier than the first anniversary of the date the Award is granted, and no Award Agreement shall reduce or eliminate such minimum vesting requirement, provided, however, that, notwithstanding the foregoing, the minimum vesting requirement of this Section 10.21 shall not apply to: (a) any Substitute Awards, (b) any Awards delivered in lieu of fully-vested cash-based Awards (or other fully-vested cash awards or payments), (c) any Awards to non-employee directors for which the vesting period runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders, or (d) any other Awards granted by the Administrator from time to time that result in the issuance of an aggregate of up to 5% of the shares available for issuance under Section 4.1 as of the Amendment Date, provided that nothing in this Section 10.21 limits the ability of an Award to provide that such minimum vesting restrictions may lapse or be waived upon the Participant’s death or disability, subject to Section 9.6.

ARTICLE XI.
DEFINITIONS

As used in the Plan, the following words and phrases will have the following meanings:

11.1“Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2“Amendment Date” means the date on which this Plan, as amended and restated, is approved by the Board, subject to approval of this Plan by the Company’s stockholders.

11.3“Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.4“Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock or Cash Based Awards.

11.5“Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.6“Board” means the Board of Directors of the Company.

11.7“Cause” means (i) if a Participant is a party to a written employment or consulting agreement with the Company or any of its Subsidiaries or an Award Agreement in which the term “cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement, and (ii) if no Relevant Agreement exists, (A) the Administrator’s determination that the Participant failed to substantially perform the Participant’s duties (other than a failure resulting from the Participant’s Disability); (B) the Administrator’s determination that the Participant failed to carry out, or comply with any lawful and reasonable directive of the Board or the Participant’s immediate supervisor; (C) the occurrence of any act or omission by the Participant that could reasonably be expected to result in (or has resulted in) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (D) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing the Participant’s duties and responsibilities for the Company or any of its Subsidiaries; or (E) the Participant’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company or any of its Subsidiaries.

11.8“Change in Control” means and includes each of the following:

(a)A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)

which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)

after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.9“Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.10“Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit.  To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.11“Common Stock” means the Class A common stock of the Company.

11.12“Company” means Centennial Resource Development, Inc., a Delaware corporation, or any successor.

11.13“Consultant” means any person, including any adviser, engaged by the Company or its parent or Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

11.14“Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated.  Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.15“Director” means a Board member.

11.16“Disability” means a permanent and total disability under Section 22(e)(3) of the Code, as amended.

11.17“Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.18“Employee” means any employee of the Company or its Subsidiaries.

11.19“Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.20“Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.21“Fair Market Value” means, as of any date, the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

11.22“Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.23“Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.24“Non-Qualified Stock Option” means an Option not intended or not qualifying as an Incentive Stock Option.

11.25“Option” means an option to purchase Shares.

11.26“Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.

11.27“Overall Share Limit” means 44,250,000 Shares, which amount is inclusive of the number of Shares issued or transferred pursuant to Awards under the Existing Plan.

11.28“Participant” means a Service Provider who has been granted an Award.

11.29“Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; individual business objectives; production or growth in production; reserves or added reserves; growth in reserves per share; inventory growth; environmental, health and/or safety performance; effectiveness of hedging programs; improvements in internal controls and policies and procedures; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.  Any performance goals that are financial metrics may be determined in accordance with U.S. Generally Accepted Accounting Principles, in accordance with accounting principles established by the International Accounting Standards Board, or may be adjusted when established to include or exclude any items otherwise includable or excludable under U.S. Generally Accepted Accounting Principles or under the accounting principles established by the International Accounting Standards Board.  The Committee may provide for exclusion of the impact of an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j) unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (l) conversion of some or all of convertible securities to Common Stock, (m) any business interruption event (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.

11.30“Plan” means this 2016 Long Term Incentive Plan, as amended or restated from time to time.

11.31“Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.32“Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

11.33“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.34“Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.35“Securities Act” means the Securities Act of 1933, as amended.

11.36“Service Provider” means an Employee, Consultant or Director.

11.37“Shares” means shares of Common Stock.

11.38“Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.39“Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.40“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.41“Termination of Service” means the date the Participant ceases to be a Service Provider.

* * * * *

CENTENNIAL
RESOURCE DEVELOPMENT, INC.

720-499-1400
info@cdevinc.com

WWW.CDEVINC.COM

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY Vote by Internet - QUICK EASY IMMEDIATE — 24 Hours a Day, 7 Days a Week or by Mail Centennial Resource Development, Inc. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on April 26, 2022. INTERNET/MOBILE — www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES AND “FOR” PROPOSALS 2, 3 AND 4. Please mark your votes like this 1 Election of Directors. Nominees: (1) Pierre F. Lapeyre, Jr. (2) David M. Leuschen (3) Sean R Smith (4) Vidisha Prasad FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 4. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.  Note: In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof 2. To approve, by a non-binding advisory vote, the Company's named executive officer compensation. 3. To approve the Second Amended and Restated Centennial Resource Development, Inc. 2016 Long Term Incentive Plan. CONTROL NUMBER Signature Signature, if held jointly Date , 2022 Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give litle as such.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders The 2022 Proxy Statement and the 2021 Annual Report to Shareholders are available at: https://www.cstproxy.com/cdevinc/2022 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY THIS PROXY IS SOLICITE D ON BEHALF OF THE BOARD OF DIRECTORS Centennial Resource Development, Inc. The undersigned appoints Sean R. Smith, George S. Glyphis and Davis O. O’Connor, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Centennial Resource Development, Inc. held of record by the undersigned at the close of business on March 7, 2022 at the Annual Meeting of Stockholders of Centennial Resource Development, Inc. to be held on April 27, 2022, or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE FOUR NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSALS 2, 3 AND 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (Continued and to be marked, dated and signed, on the other side)